EXHIBIT 2.01

EXECUTION COPY

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ASSET PURCHASE AGREEMENT

by and between

FOREST LABORATORIES, INC.

and

CARACO PHARMACEUTICAL LABORATORIES, LTD.

Dated July 10, 2009

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

i

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	3.19.	Full Disclosure	27

4.	REPRESENTATIONS AND WARRANTIES OF CARACO		27

	4.01.	Corporate Existence and Power	27
	4.02.	Corporate Authorization	27
	4.03.	Governmental Authorization	27
	4.04.	Noncontravention; Licenses and Permits	28
	4.05.	Claims; Litigation	28
	4.06.	Financing	28
	4.07.	Finders Fees	28
	4.08.	HSR Act	28

5.	COVENANTS OF FOREST		28

	5.01.	Third Party Notices and Consents; Biovail Consent.	28
	5.02.	Stability Programs	28
	5.03.	Manufacturing Transition Services	29
	5.04.	Supply of Product	29
	5.05.	Notices of Certain Events	31
	5.06.	Conduct of the Business	31

6.	COVENANTS OF CARACO		32

	6.01.	Access; Royalty Verification; Forest Confidentiality	32
	6.02.	Notices of Certain Events	33
	6.03.	Product Manufacture	33
	6.04.	Commercialization Diligence	33
	6.05.	Exclusivity.	34
	6.06.	Transfers and Assignments of Purchased Assets.	35

7.	COVENANTS OF FOREST AND CARACO; OTHER AGREEMENTS		35

	7.01.	Confidentiality.	35
	7.02.	Further Assurances	36
	7.03.	Chargebacks and Credits	36
	7.04.	Closing Date Inventory Receivables	37
	7.05.	Medicaid Rebates for Products	37
	7.06.	Federal Government Pricing Programs	38
	7.07.	Recalls; Complaints	38
	7.08.	Product Returns	39
	7.09.	Cooperation with Respect to Chargebacks, Rebates & Returns; Working Group	39
	7.10.	Safety Data	39
	7.11.	Regulatory Matters	39
	7.12.	Reporting Information	41
	7.13.	Certain Filings	41
	7.14.	Public Announcements	41

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THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

	7.15.	WARN Act	42

8.	CONDITIONS TO CLOSING		42

	8.01.	Conditions to Obligations of Caraco and Forest.	42
	8.02.	Conditions to Obligation of Caraco	43
	8.03.	Conditions to Obligation of Forest.	43

9.	SURVIVAL; INDEMNIFICATION		43

	9.01.	Survival.	43
	9.02.	Indemnification	44
	9.03.	Indemnification Procedures	45
	9.04.	Assignment of Claims	46

10.	TERMINATION		46

	10.01.	Grounds for Termination	46
	10.02.	Effect of Termination	47

11.	MISCELLANEOUS		47

	11.01.	Notices	47
	11.02.	Amendments and Waivers.	48
	11.03.	Expenses.	49
	11.04.	Transfer Taxes	49
	11.05.	Successors and Assigns; Assignment	49
	11.06.	Relationship Between the Parties	49
	11.07.	Governing Law	49
	11.08.	Dispute Resolution; Arbitration	50
	11.09.	Specific Performance	51
	11.10.	LIMITATION OF LIABILITY	51
	11.11.	WAIVER OF JURY TRIAL	51
	11.12.	Counterparts; Effectiveness; Third Party Beneficiaries	52
	11.13.	Representation by Legal Counsel	52
	11.14.	Entire Agreement	52
	11.15.	Severability	52
	11.16.	Disclosure Schedules	53

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LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Closing Date Inventory Cost of Goods
Exhibit B	Form of Assignment and Assumption Agreement
Exhibit C	Biovail Consent
Exhibit D	Form of Bill of Sale
Schedule 1.01(gg)	Customer Agreements
Schedule 1.01(aaa)	Manufacture and Supply Agreements
Schedule 1.01(ooo)	Product Rights Agreements
Schedule 1.01(lll)	Products
Schedule 1.01(gggg)	Trade Channel Inventory
Schedule 1.01(hhhh)	Trademarks
Schedule 2.01(h)	NDAs and ANDAs
Schedule 3.03	Governmental Authorizations – Forest
Schedule 3.05	Required Consents
Schedule 3.07	Claims; Litigation
Schedule 3.08(a)	Product Intellectual Property – General
Schedule 3.08(c)	Product Intellectual Property – Assigned / Licensed
Schedule 3.09	Contracts
Schedule 3.11(a)	Registrations
Schedule 3.17	Financial Data
Schedule 3.18	Customers and Suppliers
Schedule 4.03	Governmental Authorizations – Caraco
Schedule 5.04(a)	Initial Cost of Goods under Supply Agreement
Schedule 5.04(b)	Sales and Net Profit Projections

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (“Agreement”) dated this 10th day of July, 2009 by and between FOREST LABORATORIES, INC., a Delaware corporation having its principal offices at 909 Third Avenue, New York, NY 10022 (on behalf of itself and its Affiliates which have an interest in the Purchased Assets, “Forest”) and CARACO PHARMACEUTICAL LABORATORIES, LTD, a Michigan corporation having its principal offices at 1150 Elijah McCoy Drive, Detroit, MI 48202 (“Caraco”).  Each of Forest and Caraco shall individually be referred to as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

A.            Pursuant to a Settlement Agreement (the “Settlement Agreement”) of even date herewith by and among Forest, Forest Laboratories Holdings Limited, H. Lundbeck A/S (“Lundbeck”), Sun Pharmaceutical Industries Ltd. (“Sun”) and Caraco, the parties thereto settled certain patent infringement litigation therein described which related to Caraco’s filing of Abbreviated New Drug Application No. 78-219 with the FDA seeking approval of a generic version of a branded product which Forest commercializes under license from Lundbeck.

B.             In accordance with the Settlement Agreement, Forest has agreed to sell certain assets relating to its “Inwood” line of generic products, including the Products (as defined herein) and related assets, and Caraco has agreed to purchase such assets from Forest, all in accordance with, and subject to, the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and of the terms and conditions hereinafter set forth, and good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.             DEFINITIONS

1.01.        Definitions.  As used herein, the following terms have the following meanings:

(a)           the “Act” shall mean the Federal Food, Drug and Cosmetic Act, as amended.

(b)           “Advance Royalty Amount” shall have the meaning set forth in Section 2.07(a)(i).

(c)           “Affiliate” shall mean any Person controlling, controlled by or under common control with the Party with respect to which such status is at issue and shall include, without limitation, any corporation 50% or more of the voting power of which (or other comparable ownership interest for an entity other than a corporation) is owned, directly or indirectly, by a Party hereto or any Person that owns 50% or more of such voting power of a Party hereto.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(d)           “Agreement” shall have the meaning set forth in the Preamble.

(e)           “Agreed Rate,” shall be adjusted every ninety days and shall mean (A) the rate of interest per annum (rounded upward, if necessary, to the nearest 1/8 of 1%) at which U.S. dollar deposits that  (i) are in an amount approximately equal to the aggregate amount of such outstanding payments, and (ii) mature in ninety days, are offered in the London Interbank currency market on the last day of each ninety day period as such rate is published in the “Money Rates” column of The Wall Street Journal (and if The Wall Street Journal publishes more than one such rate, the higher or highest of such rates and if The Wall Street Journal subsequently publishes a correction of any such previously published rate, the corrected rate as so published), plus (B) 200 basis points.

(f)            “ANDA” shall mean an Abbreviated New Drug Application, including amendments and supplements thereto, approved by the FDA in respect of the marketing of one or more of the Products in the United States.

(g)           “Applicable Law” shall mean, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise, including the Act and other national, state, provincial and local laws.

(h)           “Arbitrators” shall have the meaning set forth in Section 11.08.

(i)            “Assigned Customer Agreements” shall have the meaning set forth in 1.01(gg).

(j)            “Assigned Contracts” shall mean, collectively, the Product Rights Agreements, the Manufacture and Supply Agreements and the Assigned Customer Agreements.

(k)           “Assignment and Assumption Agreement” shall have the meaning set forth in Section 2.07(a).

(l)            “Assumed Liabilities” shall have the meaning set forth in Section 2.05.

(m)           “Bill of Sale” shall have the meaning set forth in Section 2.07(b).

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(n)           “Biovail Agreements” shall mean the Manufacture and Supply Agreements and the Product Rights Agreements.

(o)           “Biovail Consent” shall mean a consent to the assignment of the Biovail Agreements substantially in the form of that attached hereto as Exhibit C or in such other form as the Parties may agree.

(p)           “Business Day” shall mean a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

(q)           “Caraco” shall have the meaning set forth in the Preamble.

(r)            “Chargebacks” shall mean discounts or rebates provided in the form of chargeback and similar payments to wholesalers or other distributors in connection with the Products.

(s)           “Claim” shall have the meaning set forth in Section 9.03.

(t)            “Closing” shall have the meaning set forth in Section 2.07.

(u)           “Closing Date” shall have the meaning set forth in Section 2.07.

(v)           “Closing Date Inventory” shall have the meaning set forth in Section 2.06.

(w)           “Closing Date Inventory Purchase Price” shall mean, for each item of Inventory included in the Closing Date Inventory, the amount equal to the per unit Cost of Goods of each such item.  Exhibit A attached hereto sets forth a schedule of the per unit Cost of Goods for each item of Inventory.

(x)            “Closing Inventory Notice” shall have the meaning set forth in Section 2.06.

(y)            “Commercially Reasonable Efforts” shall mean, with respect to either Party, the efforts, consistent with the practice of comparable pharmaceutical companies with respect to pharmaceutical products of comparable market potential to the Products, that a reasonable Person in the position of such Party would use with respect to a particular activity and, with respect to marketing a Product, the efforts a reasonable Person would use to maximize Net Sales, and shall be determined without regard to the particular circumstances of a Party, including other business opportunities available to such Party.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(z)            “Competing Product” shall mean a product which is a generic equivalent to the same Orange Book reference product as a Product.

(aa)          “Contract Year” shall mean the twelve (12) month period beginning on the first day of the first full Quarter following the Closing Date and each consecutive twelve (12) month period, or portion thereof thereafter.  The first Contract Year shall also include the period from the Closing Date to the first day of the first Quarter of such Contract Year.

(bb)         “Contracts” shall mean those contracts, agreements, arrangements or understandings set forth on Schedule 3.09 of the Forest Disclosure Schedule.

(cc)          “Copyrights” shall mean all United States and foreign copyrights, whether or not registered, and all applications for registration of all copyrights owned by Forest or its Affiliates which have been used in connection with development, marketing, commercialization or sale of the Purchased Assets as of the Closing Date or within the two (2) year period prior to the Closing Date, including, but not limited to: (i) the right to sue or otherwise recover for any and all past, present and future infringements and misappropriations thereof; (ii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto; and (iii) any and all other rights corresponding thereto and all modifications, adaptations, translations, enhancements and derivative works, renewals thereof, and all other rights of any kind whatsoever of Forest accruing thereunder or pertaining thereto.

(dd)         “Cost of Goods” shall mean Forest’s direct costs of materials and labor incurred in acquiring (including any acquisition costs paid to Third Parties), manufacturing, packaging and labeling each Product, as the case may be, including quality assurance and quality control activities necessary to release Product, together with directly allocable manufacturing overheads (but excluding corporate, general or administrative overheads).  Cost of Goods shall be determined in accordance with Forest’s standard cost accounting policies, respectively, in each case as consistently applied to the manufacture of pharmaceutical products and accrued and reflected in accordance with GAAP.  From time to time Forest will provide Caraco with information as Caraco may reasonably request with respect to such standard cost accounting policies to assure compliance with the standards set forth in the preceding sentence.

(ee)          “Credits” shall mean credits, utilization based rebates (other than Medicaid rebates), reimbursements, and similar payments to buying groups, managed care organizations and benefit managers, insurers and other institutions in connection with the Products.

(ff)           “Customer” shall mean insurers, Third-Party payors, group purchasing organizations, wholesalers, managed care organizations; chain drug stores and drug stores, and any other Persons that purchase one or more of the Products from Forest or reimburse patients or health care providers for their use of one or more of the Products.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(gg)         “Customer Agreements” shall mean those agreements set forth on Schedule 1.01(gg) pursuant to which Forest or any of its Affiliates sells one or more of the Products to a Customer or provides rebates or discounts to a Customer determined by utilization of a Product.  Customer Agreements which exclusively cover the Products (i.e. do not relate to a bundle of products including products other than the Products) are indicated on Schedule 1.01(gg) under the subheading “Assigned Customer Agreements” and are referred to herein as “Assigned Customer Agreements.”  For the sake of clarity, the Parties acknowledge that “Customer Agreements” shall not include wholesaler inventory management agreements, which shall be terminated by Forest with respect to the Products effective as of the Closing Date, and which Caraco may enter into after the Closing Date in its sole discretion and for its own account.

(hh)         “Damages” shall have the meaning set forth in Section 9.02.

(ii)           “Diltiazem Products” means the generic AB-rated to Tiazac(R) and branded pharmaceutical products containing diltiazem purchased and sold under the terms of the Biovail Agreements.

(jj)           “Dispute” shall have the meaning set forth in Section 11.08

(kk)          “Dollars” or “$” shall mean United States dollars.

(ll)           “Encumbrance” shall mean any mortgage, pledge, security interest, deed of trust, lease, lien, adverse claim (including any claim of adverse ownership or any pending legal proceeding affecting title), levy, charge, easement, right of way, covenant, restriction, or other encumbrance, third-party right or retained right of any kind whatsoever, or any conditional sale or title retention agreement or other agreement to give any of the foregoing in the future.

(mm)        “FDA” shall mean the United States Food and Drug Administration or any successor agency having a similar jurisdiction.

(nn)         “Federal Programs” shall have the meaning set forth in Section 7.06.

(oo)         “Forest” shall have the meaning set forth in Section Preamble.

(pp)         “Forest Disclosure Schedule” shall have the meaning set forth in Article 3.

(qq)         “GAAP” shall mean generally accepted accounting principles in the United States, as in effect from time to time.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(rr)           “Governmental Authority” shall mean any transnational, domestic or foreign federal, state or local, governmental authority, department, court, agency or official, including any political subdivision thereof, including any governmental regulatory authority involved in the granting of approvals for the manufacture, sale, marketing, reimbursement or pricing of the Products (including the FDA).

(ss)           “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(tt)           “Indemnified Party” shall have the meaning set forth in Section 9.03.

(uu)         “Indemnifying Party” shall have the meaning set forth in Section 9.03.

(vv)         “Intellectual Property” shall mean (i) Copyrights; (ii) Patents; (iii) Trademarks; and (iv) Know-How.

(ww)        “Inventory” shall mean all saleable inventory of Product (other than theophylline tablets) as of the Closing in finished form (and whether in bulk tablet or final packaged form) and inventory of finished samples, if any, of each Product which comply with the applicable NDA or ANDA on hand at Forest as of the Closing.

(xx)           “Know-How” shall mean all methods, processes, techniques, compositions, technology, information, data, results of tests, studies, statistical and other analyses and expertise, to the extent related to each Product, to the extent related to the synthesis or manufacture of each Product or any component thereof, or to the extent exclusively related to the marketing, selling, offering for sale, distributing or using each Product, now in possession of Forest or an Affiliate of Forest, which are at the time of the Closing used in development, formulation, manufacture, sale or distribution of the Product.  Know-How shall include, without limitation, pharmacology, toxicology, drug stability, manufacturing and formulation methodologies and techniques, clinical and non clinical safety and efficacy studies, marketing studies and absorption, excretion, metabolism studies, quality control and quality assurance, and all tangible manifestations thereof, subject to Forest’s rights to retain a copy of documents set forth herein.

(yy)         “Knowledge,” “to the Knowledge of” or words of like import shall mean, with respect to either Party, the knowledge of such Party’s and its Affiliates’ senior executive officers after having made due investigation and reasonable inquiry of the officers and management employees of such Party and its Affiliates and other employees or individuals having responsibility for such matter(s) or having access to the relevant information.  “Know” shall have a correlative meaning.

(zz)          “Lundbeck” shall have the meaning set forth in Recital A.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(aaa)        “Manufacture and Supply Agreements” shall mean those  agreements (including purchase orders outstanding and not fulfilled as of the Closing Date) set forth on Schedule 1.01(aaa) pursuant to which Forest or any of its Affiliates acquires one or more of the Products in finished form from a Third-Party or engages a Third-Party to process or manufacture one or more of the Products or active pharmaceutical ingredients included in such Products or perform any step in the manufacture process, which, on or as of the Closing Date, shall be assigned to Caraco or its designee.

(bbb)       “Marketing Authorization” shall mean the approval by a Governmental Authority permitting the marketing, sale and distribution (and, if applicable, pricing and reimbursement) of each Product, including, without limitation, the NDAs and the ANDAs, as applicable.

(ccc)        “Marketing Materials and Data” shall mean all physician lists, customer lists, marketing studies, market research materials, advertising and promotional materials, other similar information and data, promotional booths and displays, and all other materials used in connection with the sale or promotion of the Products whether or not located at Forest’s offices, to the extent used exclusively in the marketing or distribution of the Products within the two (2) year period prior to the date hereof.

(ddd)       “Material Adverse Effect” shall mean any change, event, development, circumstance or effect that has a material adverse effect on the Purchased Assets, the Assumed Liabilities or the ability of Caraco and its Affiliates to commercially exploit the Products or any Product; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: any change, event, development, circumstance or effect to the extent arising from or relating to (i) general business or economic conditions, (ii) national or international political or social conditions, (iii) financial, banking or securities markets generally, (iv) changes in Applicable Law, (v) any “act of God,” including, but not limited to, weather, natural disasters and earthquakes, (vi) a change in the competitive market for the Products or any Product, (vii) compliance by the Parties or any Affiliate of the Parties with the terms of this Agreement or any other Transaction Document or (viii) the announcement of this Agreement or the Settlement Agreement or the transactions contemplated hereby and thereby, except, in the case of any matter referred to in any of clauses (i) through (vi), to the extent any of the same affect the Purchased Assets, the Assumed Liabilities or the ability of Caraco and its Affiliates to commercialize the Products or any Product in a disproportionate manner relative to other participants in the pharmaceutical industry in the relevant jurisdiction or jurisdictions.  The Parties agree that the breach of any representation or warranty contained herein by Forest or any failure by Forest to perform its obligations hereunder shall not be deemed to be a Material Adverse Effect to the extent that the breach or failure directly causes Forest's inability or failure to supply a Product in accordance with  its obligations of Section 5.04(a) (including by reason of issues of legal compliance, material safety or compliance with best industry practices) to Caraco, and the offset and payment mechanisms in Section 5.04(b) and 5.04(c) would cure the economic consequences of such breach or failure.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(eee)        “NDA” shall mean a New Drug Application, including amendments and supplements thereto, approved by the FDA in respect of the marketing of a Product in the United States.

(fff)          “Net Sales” of each Product for a period following the Closing shall mean the gross proceeds from sales of such Product by Caraco, its Affiliates or permitted licensees to Third Parties, less (i) allowances for actual returns, discounts, customary discounts, Credits, adjustments and allowances given to customers, including discounts made by means of rebates, refunds, Chargebacks or contract administration fees with customers that are directly related to sales of such Product (and including rebates or other payments required to be paid to Governmental Authorities in connection with sales of Product in pursuant to the Omnibus Budget Reconciliation Act of 1990 and similar or other U.S. Federal or state legislation or programs); (ii) bad debt actually written off attributable to sales of such Product; (iii) any taxes or duties included in gross invoice amounts; and (iv) any other allowances, credits or payments which actually reduce the selling price of such Product, to the extent consistent with standard industry practices and as applied by Caraco on a consistent basis with respect to its generic products generally.  Net Sales shall be determined without regard to deductions, credits, allowances or payments made or applied on account of or in connection with Caraco’s other products or businesses (for example, discounts applicable to bundled products).  Net Sales shall be determined in accordance with GAAP.

(ggg)       “Offset Amount” shall have the meaning set forth in Section 5.04(b).

(hhh)       “Party; Parties” shall have the meaning set forth in the Preamble.

(iii)           “Patents” shall mean all United States and foreign patent applications, and letters patent, including, but not limited to: (i) any and all inventions and improvements described and claimed therein, and patentable inventions and all patents issuing therefrom or otherwise corresponding thereto; (ii) the right to sue or otherwise recover for any and all past, present and future infringements and misappropriations thereof; (iii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto; and (iv) any and all other rights corresponding thereto and all reissues, divisions, continuations, continuations-in-part, substitutes, renewals, and extensions thereof, all improvements thereon, and all other rights of any kind whatsoever accruing thereunder or pertaining thereto.

(jjj)           “Person” shall mean any individual, firm, corporation, partnership, trust, association, joint venture, limited liability company, limited liability partnership, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(kkk)        “Potential Contributor” shall have the meaning set forth in 9.04.

(lll)           “Products” shall mean those pharmaceutical products approved for marketing in the United States pursuant to the following NDAs and ANDAs in each case including the specified active pharmaceutical ingredient as the sole active pharmaceutical ingredient and in the dosage strength(s), formulation(s) and packaging designated in the respective NDA and ANDA as approved on the date hereof and as set forth on Schedule 1.01(lll):  (i) diltiazem approved pursuant to NDA 20-401 (including Product sold under the Tiazac(R) trademark), (ii) rimantadine approved in tablet form pursuant to NDA 19-649 (including Product sold under the Flumadine(R) trademark), (iii) theophylline approved in elixir form pursuant to ANDA 85-186 (including Product sold under the Elixophyllin(R) trademark), (iv) theophylline approved in a tablet form pursuant to ANDAs 87-400, 88-320 and 88-321 (including Product sold under the Theochron(R) trademark) and (v) isosorbide dinitrate approved for marketing pursuant to ANDA 40-009 (including Product sold under the Isochron(R) trademark).

(mmm)     “Product Intellectual Property” shall mean any and all Intellectual Property now owned or controlled (including, without limitation, by means of in-license) by Forest or any of its Affiliates to the extent used in connection with (i) the Products, Marketing Materials and Data; (ii) the development, manufacture, sale, use, marketing and distribution of one or more Products; and/or (iii) the synthesis or manufacture of one or more Products or any component anywhere in the world, in each case to the extent exclusively related to the marketing, sale, offer to sell, distribution or use of any such Product in the U.S. or in obtaining Marketing Authorizations.

(nnn)       “Product Records” shall mean all books and records that relate primarily or exclusively to the Products or the Purchased Assets, but only to the extent relating to events occurring during the two (2) year period prior to the date hereof, including copies of all material supplier lists, consultant reports, invention disclosures, laboratory notebooks and records and material correspondence (excluding invoices) related to the Product or the Purchased Assets, to the extent maintained by or in the possession of Forest or its Affiliates or their agents (to the extent owned by Forest or its Affiliates) at the Closing Date, and all complaint files and adverse event files with respect to the Product.

(ooo)       “Product Rights Agreements” shall mean those agreements set forth on Schedule 1.01(ooo) pursuant to which Forest or any of its Affiliates in-license the ability to produce, market or sell one or more of the Products from a Third-Party which, on or as of the Closing Date, shall be assigned to Caraco or its designee.

(ppp)       “Projections” shall have the meaning set forth in Section 5.04(b).

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(qqq)       “Purchased Assets” shall have the meaning set forth in Section 2.01.

(rrr)          “Quarter” shall mean the calendar quarterly periods ending March 31, June 30, September 30 and December 31.  The first Quarter following the Closing Date shall include the period from the Closing Date to the first day of the first full calendar quarter after the Closing Date.

(sss)        “Registrations” shall mean the regulatory approvals, franchises, authorizations, licenses, certificates, applications, agreements, permits, exemptions, and other permissions (including the NDAs and ANDAs) issued by Governmental Authorities.

(ttt)          “Representatives” shall have the meaning set forth in Section 7.01.

(uuu)       “Required Consents” shall have the meaning set forth in Section 3.05.

(vvv)       “Retained Assets” shall mean all assets of Forest of any type, nature, status or description whatsoever, other than the Purchased Assets.  For purposes of clarity and not of limitation, “Retained Assets” shall include (i) any Forest intellectual property other than Product Intellectual Property to be delivered to Caraco pursuant to this Agreement and (ii) plant, equipment and fixed assets of Forest other than as expressly included in the Purchased Assets.

(www)     “Retained Liabilities” shall have the meaning set forth in Section 2.04.

(xxx)         “Royalties” shall have the meaning set forth in Section 2.09.

(yyy)       “Safety Data” shall have the meaning set forth in Section 7.10.

(zzz)         “Settlement Agreement” shall have the meaning set forth in Recital A.

(aaaa)      “Specifications” shall have the meaning set forth in Section 3.10.

(bbbb)     “Sun” shall have the meaning set forth in Recital A.

(cccc)      “Supply Agreement” shall have the meaning set forth in Section 5.04(a).

(dddd)     “Tax” shall mean (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax, or (ii) liability for the payment of any amounts of the type described in (i) as a result of being party to any agreement or any express or implied obligation to indemnify any other Person.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(eeee)      “Third Party” shall mean a party other than Forest or Caraco or any of their respective Affiliates.

(ffff)        “Trade Channel Days” shall mean the number of days of consumer utilization maintained by wholesalers and retailers as of the Closing Date, which the Parties have mutually agreed based on a good faith estimate to be 21 days (or such other number as the Parties may agree upon prior to the Closing if information received from wholesalers prior to the Closing suggests a substantially different number is more accurate).

(gggg)    “Trade Channel Inventory” shall mean, on a Product-by-Product basis, the amount of Product sold by Forest and maintained by wholesalers and retailers as of the Closing Date based on a mutually agreed good faith estimate as set forth on Schedule 1.01(gggg).

(hhhh)     “Trademarks” shall mean the trademarks owned by Forest or its Affiliates and set forth on Schedule 1.01(hhhh) of the Forest Disclosure Schedule, including (i) all goodwill associated therewith; (ii) the right to sue or otherwise recover for any and all past, present and future infringements and misappropriations thereof; (iii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto; and (iv) any and all other rights corresponding thereto and all other rights of any kind whatsoever accruing thereunder or pertaining thereto, together in each case with the goodwill of the business connected with the use of, and symbolized by, each such trademark.

(iiii)           “Transaction Documents” shall mean, collectively, this Agreement, the Bill of Sale, the Assignment and Assumption Agreement and any other documents, certificates, amendments, schedules and agreements executed in connection with, or required to be delivered by, any of the foregoing, but not including the Settlement Agreement or the Patent Assignment Agreement (as such term is defined in the Settlement Agreement).

(jjjj)           “True-Up Payment” shall have the meaning set forth in Section 5.04(c).

(kkkk)      “Unidentified Claims” shall have the meaning set forth in Section 7.03.

(llll)           “United States” or “U.S.” shall mean the United States of America, and its territories and possessions, including Puerto Rico irrespective of its political status.

(mmmm)  “WARN Act” shall mean the Worker Adjustment Retraining and Notification Act of 1988, 29 U.S.C. section 2101, et seq., as amended.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(nnnn)     “Warranty Breach” shall have the meaning set forth in Section 9.02.

(oooo)    “Written Statement” shall have the meaning set forth in Section 2.08.

1.02.        Other Definitional and Interpretative Provisions.  Captions are included for convenience of reference only and shall be ignored in the construction or interpretation of this Agreement.  All Exhibits and Schedules annexed hereto or referred to herein are incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.

2.             PURCHASE AND SALE

2.01.        Purchased Assets.  Except as otherwise provided below and upon the terms and subject to the conditions of this Agreement, Caraco agrees to purchase from Forest (or any applicable Affiliate of Forest), and Forest agrees to sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to Caraco at the Closing, free and clear of all Encumbrances, subject to Section 5.01, all of Forest’s and its Affiliates’ right, title and interest in, to and under the assets referenced in clauses (a) through (j) below (collectively, the “Purchased Assets”), to the extent related to one or more Products:

(a)           the Product Intellectual Property;

(b)           the Closing Date Inventory;

(c)           the Product Rights Agreements;

(d)           the Manufacture and Supply Agreements;

(e)           the Assigned Customer Agreements;

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(f)            the Marketing Materials and Data;

(g)           all rights or claims of Forest or any of its Affiliates in respect to any of the foregoing against any third party including, without limitation, any prior owner of Product Intellectual Property but excluding any right of Forest to receive payment for Product shipped prior to Closing;

(h)           the Registrations, including the NDAs and the ANDAs identified on Schedule 2.01(h);

(i)            the Product Records or true and correct copies of the Product Records (but only to the extent reasonably capable of being delivered at Closing, it being understood that Caraco will continue to have access to any Product Records not delivered at Closing as provided in Section 7.02 below);

(j)            all goodwill relating to any of the above.

To the extent any Product Intellectual Property has applicability to products other than to the Products or to the synthesis or manufacture of the Products, the assignment of Product Intellectual Property hereunder shall be limited to the grant, at Closing, of an irrevocable, worldwide, perpetual license to reproduce, use, modify, adapt, create improvements to and/or create derivative works of such Product Intellectual Property solely to the extent related to the relevant Product.

Forest may retain a copy of all documents or materials included in the Purchased Assets for archival purposes, for purposes of fulfilling its obligations under this Agreement and under Applicable Law and to the extent such documents or materials include or relate to Retained Assets or Retained Liabilities.

2.02.        Customer Agreements.  With respect to each Customer Agreement that relates to a bundle of products which includes other Forest products in addition to one or more of the Products, Forest shall continue to administer such agreements (including the payment of all Chargebacks, Credits, rebates and returns and the resolution of any disputes concerning the same) to the extent related to the Products for the benefit of and the account (including costs) of Caraco from and after the Closing Date until the expiration of the current term of such Customer Agreement, but shall have no obligation to renew or extend the term of such agreement with respect to such Product or Products.  Forest shall deal exclusively with such Customers with respect to such Customer Agreements; provided, however, that any orders for Products made pursuant to such Customer Agreements shall be referred to Caraco and shall be filled by Caraco.  For the sake of clarity, with respect to Customer Agreements which contain evergreen renewal provisions, Forest shall have the right to terminate such agreements prior to the next renewal.  In order to give effect to the foregoing, Forest will collaborate with Caraco with respect to the Customer Contracts being administered by Forest on Caraco’s behalf pursuant to this Section to enable Caraco to smoothly transition the Products from such Customer Agreements to agreements to which Caraco is a party, including by providing advance notice of any contract expiration or termination.  During the period in which Forest is administering a Customer Agreement on Caraco’s behalf, Forest shall consider any requests by Caraco to participate in interactions with the Customer or requests for authorization to correspond directly with the Customer in connection with such agreement, in each case to the extent related to the Products, provided however, such decision shall be made in Forest’s sole discretion.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

2.03.        Retained Assets.  Notwithstanding anything contained in this Agreement to the contrary, from and after the Closing, Forest and its Affiliates, as applicable, shall retain all of their right, title and interest in and to the Retained Assets.

2.04.        Retained Liabilities.  Upon the terms and subject to the conditions of this Agreement, Forest and its applicable Affiliates shall retain the following obligations and liabilities (whether known or unknown, accrued, absolute, contingent or otherwise) relating to or arising out of the Purchased Assets, but only to the extent any such obligation or liability is not an Assumed Liability (the “Retained Liabilities”):

(a)           any and all liabilities and obligations arising under or related to the WARN Act, and any applicable state or local notification law with respect to a layoff or plant closing relating to the sale of the Purchased Assets as contemplated herein that occurred on, before or after the Closing Date;

(b)           all product liability and similar claims, whether made before or after the Closing Date, for injury to person (including death) or property (real or personal) in connection with the manufacture, storage, handling, shipment or sale by Forest or any Affiliate of  Forest of the Products prior to the Closing Date, and after the Closing Date to the extent arising from Forest’s or its Third Party Designee’s failure to comply with: (a) Applicable Law (including current Good Manufacturing Practices (as set forth in C.F.R. 21 Parts 210 and 211, or any successor law or regulation thereto); (b) the specifications for the Products or the facilities; or (c) any other quality or legal standards applicable under the Supply Agreement, in each case with respect to the manufacturing and supply of Products to be supplied by Forest to Caraco pursuant to Section 5.04(a) hereof, except to the extent such claim arises out of an act (other than the sale of a Product in the ordinary course of business) or omission of Caraco or its Affiliates on or after the Closing Date;

(c)           all liabilities and obligations in respect of returns, recalls, rebates, retrofits and warranty claims, whether arising before or after the Closing, for Products sold to Customers by Forest or any of its Affiliates prior to the Closing Date, and except for rebates for Products sold to Customers by Caraco or any of its Affiliates, after the Closing Date to the extent returns, recalls, retrofits and warranty claims arise from Forest’s failure to comply with: (a) Applicable Law (including current Good Manufacturing Practices (as set forth in C.F.R. 21 Parts 210 and 211, or any successor law or regulation thereto); (b) the specifications for the Products or the facilities; or (c) any other quality or legal standards applicable under the Supply Agreement, in each case with respect to the manufacturing and supply of Products to be supplied by Forest to Caraco pursuant to Section 5.04(a) hereof; and

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(d)           all other liabilities and obligations of Forest and its Affiliates, other than Assumed Liabilities, based upon or arising out of any act or omission of Forest or its Affiliates occurring prior to the Closing Date, including any liability relating to Product design or infringement arising out of any act or omission of Forest or its Affiliates occurring prior to the Closing Date, or any matters or events occurring prior to the Closing Date, including without limitation, any such liabilities or obligations disclosed on any Schedule attached hereto, and all other liabilities and obligations of Forest and its Affiliates (other than the Assumed Liabilities) arising on or after the Closing Date to the extent caused by Forest’s failure to comply with: (a) Applicable Law (including current Good Manufacturing Practices (as set forth in C.F.R. 21 Parts 210 and 211, or any successor law or regulation thereto); (b) the specifications for the Products or the facilities; or (c) any other quality or legal standards applicable under the Supply Agreement, in each case with respect to the manufacturing and supply of Products to be supplied by Forest to Caraco pursuant to Section 5.04(a) hereof.

2.05.        Assumed Liabilities.  Upon the terms and subject to the conditions of this Agreement, Caraco agrees, effective at the time of the Closing, to assume the following obligations and liabilities of Forest and its Affiliates (the “Assumed Liabilities”):

(a)           all liabilities and obligations of Forest or any of its Affiliates arising under the Product Rights Agreements, Manufacture and Supply Agreements and the Assigned Customer Agreements, but only to the extent any such obligation or liability arises from and after the Closing Date; and

(b)           any ongoing fees, costs or expenses related to the Products, including maintenance fees, payable with respect to the Registrations, to the extent such fees become due and payable after the Closing Date.

Caraco shall not be liable or obligated for any of the Retained Liabilities and nothing in this Agreement shall be construed in any manner to constitute an assumption by Caraco or any of its Affiliates of any Retained Liability.  Forest and its Affiliates shall retain and pay and perform when due all of the Retained Liabilities.

2.06.        Closing Date Inventory.  Prior to the Closing Date, the Parties shall cooperate in good faith to provide information to Caraco as to Inventory (including number of units, lot numbers, dosage strengths and dating) which Forest reasonably expects to have available as of the Closing Date and as to Caraco’s anticipated requirements for Products following the Closing Date.  In connection with any Inventory that has less than 18 months of remaining shelf-life, such Inventory shall not automatically be included in the Closing Date Inventory (as defined below); provided that the Parties will cooperate to try to use such Inventory, and such Inventory may be included in the Closing Date Inventory if it can be reasonably anticipated that Caraco will be able to sell such Inventory in the ordinary course following the Closing Date, recognizing that Caraco shall have the final decision making authority in that regard.  At least two (2) Business Days prior to the Closing Date, Forest shall provide Caraco with a written notice (the “Closing Inventory Notice”) setting forth the number of units of each item included in Inventory to be transferred to Caraco at the Closing pursuant to Section 2.01.  The Inventory actually delivered to Caraco pursuant to Section 2.07(b)(iii) is hereinafter referred to as the “Closing Date Inventory”.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

2.07.           Closing.  Unless this Agreement shall have been terminated in accordance with Section 8, the closing (the “Closing”) of the purchase and sale of the Purchased Assets hereunder shall take place at the offices of Dornbush Schaeffer Strongin & Venaglia, LLP, 747 Third Avenue, New York, New York 10017, as soon as possible, but in no event later than ten (10) Business Days after satisfaction of the conditions set forth in Section 8, or at such other time or place as Forest and Caraco may agree in writing (the “Closing Date”).  Notwithstanding the immediately preceding sentence, it is understood and agreed that, to facilitate closing logistics, various Purchased Assets may be delivered at one or more mutually acceptable locations and that, if the Parties so agree, a “physical closing” may not be necessary.  The following shall be delivered in connection with the Closing at the times specified below:

(a)           At the Closing, Caraco shall deliver or cause to be delivered to Forest:

(i)           [* * *] as a non-refundable advance against the Royalties payable pursuant to Section 2.09(a) (the “Advance Royalty Amount”) in immediately available funds by wire transfer to an account designated by Forest, by notice to Caraco not later than two (2) Business Days prior to the Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of Forest in such amount);

(ii)           a certificate, dated as of the Closing Date and signed by a duly authorized officer of Caraco, to the effect that all corporate proceedings required to be taken by Caraco in connection with the transactions contemplated hereby have been taken and the representations and warranties of Caraco made herein are true and correct as of the Closing Date except to the extent that inaccuracies thereto when taken in the aggregate would not have a Material Adverse Effect;

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(iii)           duly executed counterparts of the assignment and assumption agreement with respect to the Product Rights Agreements, the Manufacture and Supply Agreements and the Assigned Customer Agreements in substantially the form attached hereto as Exhibit B or as otherwise revised pursuant to Section 5.01 (the “Assignment and Assumption Agreement”);

(iv)           duly executed counterpart of the Supply Agreement; and

(v)           duly executed counterpart of a Trademark assignment agreement in form mutually agreed by the Parties.

(b)           At the Closing, Forest shall deliver or cause to be delivered to Caraco:

(i)             physical possession (or the implementation of arrangements reasonably satisfactory to the Parties for the transfer and delivery of physical possession) of all tangible personal property (or copies thereof) included in the Purchased Assets, including all tangible personal property included in the Product Intellectual Property, the Know-How and the Marketing Materials and Data and appropriate documents of transfer related thereto in form and substance reasonably acceptable to Caraco and Forest;

(ii)            a Bill of Sale for the Purchased Assets and assignments of the Product Intellectual Property duly executed on behalf of Forest or its Affiliates, as the case may be, in substantially the form attached hereto as Exhibit C (the “Bill of Sale”);

(iii)           the Closing Date Inventory (or the implementation of arrangements reasonably satisfactory to the Parties for the transfer and delivery of the Closing Date Inventory);

(iv)           a certificate, dated as of the Closing Date and signed by a duly authorized officer of Forest, to the effect that (a) all liabilities or obligations of Forest under the Biovail Agreements have been satisfied, including, without limitation, the payment of all royalties due and owing to Biovail Laboratories, Incorporated through the Closing Date, and (b) all corporate proceedings required to be taken by Forest in connection with the transactions contemplated hereby have been taken and specifying in reasonable detail the extent, if any, that the representations and warranties of Forest made herein are not true and correct as of the Closing Date;

(v)           duly executed counterparts of the Assignment and Assumption Agreement

(vi)          duly executed counterpart of the Supply Agreement;

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(vii)         duly executed counterpart of a Trademark assignment agreement in form mutually agreed by the Parties;

(viii)         Except as otherwise provided in Section 5.01, the duly executed Required Consents;

(ix)           duly executed notices to the relevant Third Party manufacturers under the Manufacture and Supply Agreements advising such manufacturers of the Closing of the transaction and providing instructions for delivery of Product to Caraco following the Closing Date; and

(x)           copies of notifications to Governmental Authorities effecting the transfer of the NDAs and ANDAs and any other Marketing Authorization to Caraco, in customary form.

(c)           Following the Closing, within 5 Business Days following delivery of the Closing Date Inventory, Caraco shall deliver to Forest an aggregate amount equal to the product of (i) the number of units of each item of Inventory included in the Closing Date Inventory and (ii) the Closing Date Inventory Purchase Price of each such item.  Caraco shall deliver such amount in immediately available funds by wire transfer to an account designated by Forest by notice to Caraco (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of Forest in such amount).

2.08.        Post-Closing Adjustments.  Caraco shall be responsible for remitting all payments arising under the Product Rights Agreements from and after the Closing Date.  Notwithstanding the foregoing, royalties payable pursuant to the Product Rights Agreements after the Closing Date with respect to sales of Products shipped by Forest or its Affiliates prior to the Closing Date shall be for Forest’s account.  Within fifteen (15) days after the last day of the royalty period under the applicable Product Rights Agreement in which the Closing Date occurs, each Party shall provide the other Party with a written statement (the “Written Statement”) setting forth its net sales for such period (as determined in accordance with the terms of the applicable Product Rights Agreement) with respect to the relevant Product(s) covered by such agreement, which statement shall be accompanied by reasonable supporting documentation. Caraco and Forest shall collaborate to calculate each Party’s share of applicable royalty obligations.  Forest shall remit any amounts due Caraco pursuant to this Section to Caraco within fifteen (15) days following the Parties completion of the allocation of applicable royalty obligations for such period.  Each Party may, from time to time upon reasonable notice and request to the other Party, audit net sales information reported to it by the other Party in the Written Statement, and shall reasonably cooperate with any such audit or inquiry by the other Party with respect to the amount or validity of its reported net sales information, subject to reasonable confidentiality obligations.

2.09.        Post-Closing Royalty Payments.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(a)           As additional consideration for the Purchased Assets, Caraco agrees to pay Forest commencing after the Closing Date and for so long as it or any of its Affiliates or any of their respective successors or assigns is selling a Product, on a Quarterly basis in arrears running royalties payable on Net Sales in accordance with the following (such Quarterly payments, the “Royalties”):

Product	Royalty (% of Net Sales)

Diltiazem (including sales under the Tiazac(R) trademark)	[* * *]

Rimantadine (including sales under the Flumadine(R) trademark)	[* * *]

Isosorbide Dinitrate (including Product sold under the Isochron(R) trademark)	[* * *]

Theophylline (including Product sold under the Theochron(R) trademark)	[* * *]

Theophylline in elixir form sold under the Elixophyllin(R) trademark	[* * *]

(b)           The Royalties shall be payable Quarterly in Dollars within fifteen (15) Business Days of the end of the Quarter to which each payment relates and shall be reconciled on an annual basis together with the payment applicable to the fourth Quarter of each Contract Year.  Each payment of Royalties shall be accompanied by a statement setting forth the amount of gross sales and Net Sales for the Quarter in sufficient detail to confirm the accuracy of the payment made (expressed in the currency of sale and units sold), the calculation of Royalties due and the exchange rate used to convert Net Sales recorded in currencies other than Dollars to Dollars. Net Sales recorded in currencies other than Dollars shall be converted into Dollars for purposes of calculating Royalties based upon the thirty (30) day average (as of the date such Net Sales are recorded by Caraco) of the applicable currency exchange rate published by the New York edition of The Wall Street Journal or if the New York edition of The Wall Street Journal is not then published on a regular basis, then such other financial periodical of general circulation in the United States as may be widely recognized by persons active in the financial services and banking industries.  Notwithstanding the foregoing, no payments in respect of Royalties shall be made to Forest pursuant to this Section 2.09 until the aggregate amount of Royalties exceeds the Advance Royalty Amount, and then only to the extent of such excess.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(c)           All Royalty payments hereunder shall be made free and clear of any Taxes or Encumbrances, except for withholding Taxes, if applicable.  If any Taxes are required to be withheld, Caraco shall (i) send proof of the payment of such withholdings Taxes to Forest and certify its receipt by the relevant Governmental Authority within 30 days following such payment and (ii) cooperate in good faith with Forest in obtaining a refund of, or credit with respect to, any such payments.

(d)           If any payment due under this Section 2 is not made when due, the payment shall accrue interest at a rate per annum equal to the Agreed Rate.

3.             REPRESENTATIONS AND WARRANTIES OF FOREST

Except as set forth in Schedule 3 attached hereto (the “Forest Disclosure Schedule”), Forest represents and warrants to Caraco, as of the date hereof (except to the extent expressly made as of another date, in which case, solely as of such date), as follows:

3.01.        Corporate Existence and Power.  Forest and each Affiliate of Forest that is a party to any Transaction Document is duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all organizational powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.  Forest and each such Affiliate of Forest is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary.

3.02.        Corporate Authorization.  The execution, delivery and performance by Forest of this Agreement and by Forest and each Affiliate of Forest of each other Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby are within Forest’s (and each relevant Affiliate’s) corporate, partnership, limited liability company or other entity powers and have been duly authorized by all necessary corporate, partnership, limited liability company or other entity action on the part of Forest and any relevant Affiliates of Forest.  This Agreement and each other Transaction Document to which it is a party constitutes a legal, valid and binding obligation of, and is enforceable against, Forest and each relevant Affiliate of Forest except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by general principles of equity and further.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

3.03.        Governmental Authorization.  Other than as set forth on Schedule 3.03 of the Forest Disclosure Schedule, the execution, delivery and performance by Forest of this Agreement, and by Forest and each Affiliate of Forest that is a party to any Transaction Document, of each of the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Authority.  Schedule 3.03 of the Forest Disclosure Schedule lists all material correspondence between Forest and the FDA or other applicable Governmental Authority sent or received from and after January 1, 2008 through the date hereof which relate exclusively to (i) the manufacturing and testing of the Product, (ii) regulatory warning letters with respect to the Products, (iii) the withdrawal of any Products from the marketplace or (iv) the safety and efficacy of the Products.

3.04.        Noncontravention; Licenses and Permits.  The execution, delivery and performance by Forest of this Agreement, and by Forest and each Affiliate of Forest that is a party to any Transaction Document, of each of the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the organizational documents of Forest or any relevant Affiliate of Forest, (ii) assuming compliance with the matters referred to in Section 3.03, violate any Applicable Law, (iii) assuming the obtaining of all Required Consents, violate or result in the breach of, constitute a default under, or accelerate the performance required by, (A) any term of any covenant, agreement or understanding to which Forest or any of its Affiliates is a party which is materially related to the Purchased Assets or Forest’s or any of its Affiliates’ ability to consummate the transactions contemplated by each Transaction Document to which they are a party, or (B) any judgment, order, decree, law, rule or regulation to which Forest or any of its Affiliates is subject or (iv) result in the creation or imposition of any Encumbrances on any Purchased Asset.

3.05.        Required Consents.  Schedule 3.05 of the Forest Disclosure Schedule sets forth each agreement or other instrument binding upon Forest or any of its Affiliates requiring a consent or other action by any Third Party (including any Governmental Authority) as a result of the execution, delivery and performance of this Agreement, including, without limitation, the assignment to Caraco or its Affiliates of the Product Rights Agreements, the Manufacture and Supply Agreements and the Assigned Customer Agreements (the “Required Consents”).

3.06.        Title to Purchased Assets; Encumbrances.  Forest or one or more of its Affiliates have, and on the Closing Date will have, good title to the Purchased Assets which are owned by Forest or such Affiliate, free and clear of all Encumbrances whatsoever.  Subject only to the securing of the Required Consents, Forest or one or more of its Affiliates has the valid and exclusive right to possess, use and transfer the Purchased Assets; in each case, which right shall be fully transferred to Caraco at the Closing pursuant to the terms and conditions of this Agreement.  The Purchased Assets constitute all of Forest’s and its Affiliates’ assets of the type and nature of assets constituting the Purchased Assets as enumerated in Section 2.01 relating primarily or exclusively to the Products.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

3.07.        Claims; Litigation.  Other than as set forth on Schedule 3.07 of the Forest Disclosure Schedule, (i) there is no action, suit, investigation or proceeding pending against, or to the Knowledge of Forest, threatened against or affecting, the Purchased Assets (including, without limitation, claims in the nature of product liability or patent or other Intellectual Property infringement) before any arbitrator or any Governmental Authority or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or the other Transaction Documents; (ii) no officer, director, manager, employee, consultant or agent of Forest or any of its Affiliates is asserting or has asserted any claim or right in any Product or Purchased Asset and (iii) Forest and its Affiliates have not received any written notice from any Governmental Authority or any Person in the two (2) year period prior to the date hereof alleging any violation of or liability with respect to any Product or Purchased Asset which could result in a lien or claim against the Purchased Assets or could reasonably be anticipated to interfere with the commercialization of a Product by Caraco in substantially the same manner as such Product has been commercialized by Forest as of the Closing Date, and do not Know of any reasonable basis for any such actions, suits, investigations, proceeding, claims, rights or allegations.

3.08.        Product Intellectual Property.

(a)           Forest or one or more of its Affiliates own all right, title and interest in and to all of the Forest or Affiliate owned Product Intellectual Property, and the full right and interest in and to the in-licensed Product Intellectual Property, for use in the United States and, assuming compliance with the matters referred to in Section 3.03 and the receipt of the Required Consents, is legally entitled to transfer to Caraco all of the Product Intellectual Property, free and clear of all Encumbrances and free of license or royalty obligations to any third party whatsoever (other than those designated as in-licensed).  Schedule 3.08(a) of the Forest Disclosure Schedule describes all such owned Product Intellectual Property and in-licensed Product Intellectual Property.  Except with respect to the in-licensed Product Intellectual Property, no Third Party (including, for this purpose, directors, officers, employees or other consultants to or agents for Forest or any of its Affiliates) has any legal or beneficial interest in the Product Intellectual Property.

(b)           No claim of ownership, infringement or invalidity adverse to the ownership or use by Forest or any of its Affiliates of any of the Product Intellectual Property (including without limitation, any such claim by any shareholder, officer, director, manager, employee, consultant or agent of Forest or any of its Affiliate) has been asserted.  Forest does not Know of any reasonable basis for anyone to assert that the development, modification, manufacture, importation, sale, marketing, promotion or use of the Products as performed by Forest or its Affiliates prior to the Closing Date infringes or misappropriates the intellectual property rights of any Third Party.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(c)           Set forth on Schedule 3.08(c) of the Forest Disclosure Schedule is a true, correct and complete list of the Product Intellectual Property owned by Forest to be assigned to Caraco and licensed to Caraco under this Agreement.

(d)           Forest has no Knowledge of any prior use, infringement, piracy or counterfeiting of any Trademarks, any superior rights by any third party in any Trademarks, or any adverse claims pertaining to any Trademarks, and does not Know of a reasonable basis for any such claim.

(e)           With respect to all registered Patents and Trademarks, Forest and/or its Affiliates have properly executed and recorded all documents necessary to perfect their respective title in the United States to the Patents and Trademarks, and Forest has filed all documents and paid all taxes, fees, and other financial obligations required to renew and maintain in force and effect all such Product Intellectual Property until Closing.  Forest and its Affiliates have not taken any action (or failed to take any actions) that has resulted in the loss, lapse, abandonment, invalidity or unenforceability of any Product Intellectual Property.

(f)           The execution, delivery and performance of this Agreement by Forest and each Affiliate of Forest that is party to any Transaction Document will not (i) result in Forest (including its Affiliates and predecessors in interest) granting to any Person, other than Caraco, any rights or licenses to any Product Intellectual Property, (ii) impair the right, title or interest of Caraco in or to any of the Product Intellectual Property or (iii) result in any modification of rights and obligations under any contract to which Forest or any of its Affiliates is a party, such that Caraco’s use of the Purchased Assets is subject to restrictions, impairments or payments that did not apply to Forest’s use of such Purchased Assets in such manner prior to the Closing Date.

(g)           Forest (including its Affiliates and predecessors in interest) has taken all reasonable steps to protect the Know-How, including requiring each current and former employee and independent contractor of Forest (including its Affiliates and predecessors in interest) that contributed to the Product Intellectual Property to enter into agreements with Forest (including its Affiliates and predecessors in interest) pursuant to which he, she or it agrees to protect the confidential information of Forest (including its Affiliates and predecessors in interest) and assign (and has assigned) to Forest all intellectual property related to the Product created in the course of his, her or its employment or other relationship with Forest (including its Affiliates and predecessors in interest) to the extent permitted by Applicable Law.

3.09.        Contracts.  Set forth on Schedule 3.09 of the Forest Disclosure Schedule is a true, correct and complete list of the Product Rights Agreements, the Manufacture and Supply Agreements and the Customer Agreements.  Other than the agreements set forth on Schedule 3.09 of the Forest Disclosure Schedule, there are no material contracts relating to or affecting the Product or the Purchased Assets.  The Product Rights Agreements, the Manufacture and Supply Agreements and the Customer Agreements are in full force and effect, without revocation or change, and neither Forest nor, to the best of Forest’s Knowledge, any other party to any of the Product Rights Agreements, the Manufacture and Supply Agreements or the Customer Agreements is in material default of its respective obligations thereunder, nor does any condition exist which, with notice or lapse of time or both, would constitute a material breach by any such party of its respective obligations under any of the Product Rights Agreements, the Manufacture and Supply Agreements or the Customer Agreements.  Forest is not aware of any dispute with respect to the performance of any material term or condition of any of the Product Rights Agreements, the Manufacture and Supply Agreements or the Customer Agreements.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

3.10.         Specifications.  The Products, as manufactured, sold and delivered by Forest or its Affiliates on or prior to the date hereof were (i) manufactured, packaged, labeled, stored, sold and shipped in compliance with the applicable NDA or ANDA, and with the quality control procedures, formulae and specifications (collectively, “Specifications”) in compliance with all applicable FDA, and federal, state and local laws and regulations, including, without limitation, applicable current Good Manufacturing Practice regulations promulgated by the FDA and all rules and regulations promulgated thereunder; and (ii) free from all defects in manufacture, storage, packaging and the printing and affixing of labels.  The Closing Date Inventory is labeled in compliance with all applicable FDA and state and local regulations.  The Specifications comply with all applicable FDA and corresponding state and local regulations, including, without limitation, applicable current Good Manufacturing Practice regulations promulgated by the FDA.  The NDAs and the ANDAs remain in effect and Forest or its relevant Affiliate has submitted, or, to the best of Forest’s Knowledge, the relevant Third-Party licensor of the Product has submitted, all reports to the FDA with respect to the NDAs and ANDAs required to have been submitted prior to the date hereof.  Forest has paid or has caused to be paid all fees applicable to its ownership of the NDAs and ANDAs for all periods prior to the Closing.

3.11.        FDA Matters.

(a)           All Registrations held by Forest are set forth in Schedule 3.11(a) of the Forest Disclosure Schedule.  Other than as set forth on Schedule 3.11(a) of the Forest Disclosure Schedule: (i) the approved NDAs and ANDAs provide Forest with the legal right to market the Products in the United States in accordance with such NDAs and ANDAs, including all of its approved supplements; (ii) Forest has all Registrations from the FDA required for it to develop and manufacture the Products and such Registration are in full force and effect, subject only to certain supplements which may be necessary as a result of changes in the location of the manufacture of one or more Products; (iii) to the Knowledge of Forest, there are no facts that would prevent the satisfaction of, or compliance with, any additional FDA requirements for marketing or distributing the Products in the United States.  Forest has not received any notice that the FDA is, or may consider limiting, suspending, or revoking such Registrations; (iv) to Forest’s Knowledge, there is no false or misleading information or significant omission in an application, submission, or any other communication to the FDA regarding the Products; (v) subject only to certain supplements which may be necessary as a result of changes in the location of the manufacture of one or more Products, Forest has fulfilled and performed its obligations under each Registration in all respects, and no event has occurred or condition or state of facts exists which would constitute a breach or default that would cause revocation or termination of any such Registration; and, (vi) to the Knowledge of Forest, each Third Party supplier or manufacturer that is a party to a Product Rights Agreement or Manufacture and Supply Agreement complies with all applicable requirements of the FDA (including any drug establishment registration, drug listing, and good manufacturing requirements) to supply the Product to, or manufacture the Product for, Forest.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(b)           Subject only to certain supplements which may be necessary as a result of changes in the location of the manufacture of one or more Products and the information set forth on Schedule 3.11(a) of the Forest Disclosure Schedule, Forest is in compliance with the Act and all applicable statutes, rules, regulations, standards, guidelines, registrations, policies and orders administered or issued by the FDA with respect to the Products and the Purchased Assets, including new drug approval, investigational new drugs, annual reporting, good manufacturing practices, record-keeping, adverse event reporting and labeling.

(c)           Other than as set forth on Schedule 3.11(a) of the Forest Disclosure Schedule:  (i) Forest is not subject to any obligation arising under any FDA administrative or regulatory action or from any FDA inspection, FDA warning letter, FDA notice of violation letter, recall notice, or any other notice from the FDA to Forest or its Affiliates alleging a violation of any Applicable Law or required Registration, or any response or other commitment made to or with the FDA regarding the Product or the Inventory, other than obligations arising from ownership of the Registrations that are required by the FDA and set forth in the Act or in the approval letters for the NDAs or ANDAs and set forth in the FDA regulations, and (ii) Forest has not received any written or other notice from the FDA within the period beginning two (2) years prior to the date hereof alleging that the Products or the Inventory is the subject of any pending or threatened investigation in the United States and, to the Knowledge of Forest, there are no facts or circumstances that would reasonably be expected to give rise to any such notice.

3.12.        Taxes.  There are no liens for Taxes (other than liens for current Taxes not yet due and payable) on the Purchased Assets.  There is no action in respect of Taxes pending, or, to Forest’s Knowledge, threatened, that would result in such a lien.  To the extent a breach of the following would result in a liability of Caraco for Taxes to any Person, whether as a result of applicable law, contract or otherwise, (a) Forest has timely paid all Taxes that have become due or payable and has timely filed all Tax returns it is required to have filed, and (b) all such Tax returns were correct and complete in all material respects.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

3.13.        Product Records.  Since the date which is two (2) years prior to the date hereof, all of the Product Records have been maintained in accordance, in all material respects with Applicable Law and generally accepted business practices.

3.14.        Closing Date Inventory. As of the Closing Date, all Closing Date Inventory is in good and marketable condition and is in substantial compliance with all Applicable Law applicable to its manufacture, labeling and storage.

3.15.        Finders Fees.  There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Forest who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Documents which would be payable by Caraco in whole or in part.

3.16.        Completeness of Certain Schedules.  Schedule 1.01(ooo) lists all those agreements pursuant to which Forest or any of its Affiliates in-license the ability to produce, market or sell one or more of the Products from a Third-Party.  Schedule 1.01(aaa) lists all agreements (including purchase orders outstanding and not fulfilled as of the Closing Date) pursuant to which Forest or any of its Affiliates acquires one or more of the Products in finished form from a Third-Party or engages a Third-Party to process or manufacture one or more of the Products or active pharmaceutical ingredients included in such Products or perform any step in the manufacture process, which, on or as of the Closing Date, shall be assigned to Caraco or its designee.  Schedule 1.01(gg) lists all agreements pursuant to which Forest or any of its Affiliates sells one or more of the Products to a Customer or provides rebates or discounts to a Customer determined by utilization of a Product.  Schedule 1.01(gg), under the heading “Customer Agreements,” lists all agreements pursuant to which Forest or any of its Affiliates sells one or more of the Products to a Customer or provides rebates or discounts to a Customer determined by utilization of a Product which exclusively cover the Products (i.e. do not relate to a bundle of products including products other than the Products).

3.17.        Financial Data.  Forest has provided Caraco with the financial data referenced in Schedule 3.17 of the Forest Disclosure Schedule.  All such information is derived from the books and records maintained by Forest in the ordinary course of its business, and is complete and accurate for the periods indicated.  Forest makes no representation or warranty as to any Cost of Goods information with respect to theophylline tablets which may be included in Schedule 3.17 with respect to the first year only, however, Forest agrees that this in no way affects the accuracy or reliability of the amounts set forth on Schedule 5.04(b) and Forest will not claim otherwise.

3.18.        Customers and Suppliers.  Schedule 3.18 of the Forest Disclosure Schedule lists the Customers of the Products for each of the two (2) most recent fiscal years and sets forth opposite the name of each such Customer the dollar amount of net sales to such Customer on a Product-by-Product basis, taking into account chargebacks, rebates, credits and other discounts attributable to such Customer, but not reflecting adjustments for unapplied chargebacks, rebates credits or discounts generally attributable to such Products.  No supplier of Forest or its Affiliates have indicated to Forest or its Affiliates that it will stop, or materially decrease the rate of, supplying materials, products or services and no Customer of the Products has indicated to Forest or its Affiliates that it will stop, or materially decrease the rate of, purchasing materials, products or services.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

3.19.        Full Disclosure.  No representation or warranty of Forest contained in this Agreement or in any schedule hereto or in any Transaction Document delivered to Caraco pursuant hereto or in connection herewith and none of the written data or information furnished or made available to Caraco by Forest (including, without limitation, any financial statements) contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not false or misleading.

4.             REPRESENTATIONS AND WARRANTIES OF CARACO

Caraco represents and warrants to Forest as of the date hereof that:

4.01.        Corporate Existence and Power.  Caraco is duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all organizational powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.  Caraco is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary.

4.02.        Corporate Authorization.  The execution, delivery and performance by Caraco of this Agreement and each other Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby are within Caraco’s corporate powers and have been duly authorized by all necessary corporate action on the part of Caraco.  This Agreement and each other Transaction Document to which it is a party constitutes a legal, valid and binding obligation of, and is enforceable against, Caraco, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by general principles of equity and further.

4.03.        Governmental Authorization.  Except as set forth on Schedule 4.03, the execution, delivery and performance by Caraco of this Agreement the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Authority.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

4.04.        Noncontravention; Licenses and Permits.  The execution, delivery and performance by Caraco of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the organizational documents of Caraco, (ii) assuming compliance with the matters referred to in Section 4.03, violate any Applicable Law or (iii) constitute a default under, or accelerate the performance required by, any term of any covenant, agreement or understanding to which Caraco or any of its Affiliates is a party, or any judgment, order, decree, law, rule or regulation to which Caraco or any of its Affiliates is subject.

4.05.        Claims; Litigation.  There is no action, suit, investigation or proceeding pending against, or to the best of Caraco’s Knowledge threatened against or affecting, Caraco or any of its Affiliates before any arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or the other Transaction Documents.

4.06.        Financing.  Caraco has, or will have prior to the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the payments due at Closing.

4.07.        Finders Fees.  There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Caraco who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Documents which would be payable by Forest in whole or in part.

4.08.        HSR Act.  Caraco has determined that the monetary value of the transactions contemplated by this Agreement is less than the “Size-of-Transaction Test” applicable to transactions of the type contemplated by this Agreement pursuant to the HSR Act.

5.             COVENANTS OF FOREST

5.01.        Third Party Notices and Consents; Biovail Consent.  Forest shall, and shall cause its Affiliates to, use their respective reasonable efforts to obtain the Required Consents, and to give notice to all Third Parties to whom such notice is required, to ensure the transfer of the Purchased Assets to Caraco.  In the event that (i) Forest is nonetheless unable to obtain the  Biovail Consent, and (ii) all other conditions to Closing hereunder shall have been satisfied or duly waived, then and in such event: (A) this Asset Purchase Agreement (including all definitions contained herein and all schedules and exhibits attached hereto) shall automatically be deemed to be amended, without the necessity or requirement of any further action by the Parties, to eliminate (except for the purposes of the interpretation of this Section 5.01) any reference to the Diltiazem Products or the Biovail Agreements, it being understood that in such event no rights in respect of the Diltiazem Products or the Biovail Agreements shall be assigned to or acquired by Caraco hereunder, (B) the Closing shall proceed subject to the conditions to Closing set forth in Article 8, and (C) at the Closing, Forest shall pay to Caraco, by wire transfer of immediately available funds, a sum equal to [* * *], as and for liquidated damages, and not as a penalty, for Forest’s inability to deliver the assets related to the Diltiazem Products, and the Parties agree that the determination of actual damages to Caraco from Forest’s inability to obtain the Biovail Consent are difficult to measure and that the amount of such liquidated damages payment is reasonable in light of the anticipated loss to Caraco, representing, among other things, the present value of Caraco’s estimated lost profits from the sale of the Diltiazem Products net of Forest’s incremental costs in connection with its continued distribution of such Products.  Forest agrees that it will not directly or indirectly challenge the reasonableness of such amount.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

5.02.        Stability Programs.  To the extent related to the Closing Date Inventory, Forest shall continue all stability testing required by Applicable Laws to be conducted which Forest is, as of the date hereof, conducting or causing to be conducted through its completion. Forest shall report the results of such tests to Caraco as soon as practicable, but in no event later than thirty (30) days after each stability testing station.

5.03.        Manufacturing Transition Services.  In connection with Caraco’s undertaking to take over the manufacturing of the Products promptly following the Closing Date in accordance with Section 6.03, Forest shall cooperate with Caraco, at Caraco’s reasonable request, in connection with the transfer of manufacturing technology included in the Purchased Assets as reasonably necessary to effectively enable Caraco to manufacture the Products.  Caraco shall reimburse Forest for the directly allocable costs (including internal costs but excluding, corporate, general or administrative overheads) incurred by Forest in providing such services, as determined in accordance with Forest’s standard cost accounting policies consistently applied to the manufacture of pharmaceutical products.

5.04.        Supply of Product.

(a)           Promptly after the date hereof, the Parties shall form a working group of appropriately qualified personnel to negotiate definitive supply and quality agreements to be effective at Closing pursuant to which Forest will manufacture and supply the Products to Caraco (together, the “Supply Agreement”), which Supply Agreement shall include, without limitation, the obligation of Forest to do all that is necessary to be able to supply Caraco with each Product, directly or through a qualified Third Party service provider, including but not limited to securing all applicable FDA approvals, and conducting, at its sole cost and expense, all required tests and studies, including bioequivalency studies.  The Supply Agreement shall also include customary ordering and forecasting mechanisms, quality control and quality assurance procedures and shall provide for (i) maintenance of satisfactory product and other liability insurance, (ii) the supply of the Products at Forest’s Cost of Goods for first Contract Year, and (iii) if, despite Caraco’s Commercially Reasonable Efforts to assume the commercial manufacture of the Products in accordance with Section 6.03, Caraco, after the end of the first Contract Year, continues to be unable to take over manufacturing of a Product or Products, the continued supply of such Products at Forest’s Cost of Goods plus a [* * *] mark-up for a period of up to ten (10) years following the Closing Date, which ten (10) year period may be extended upon the mutual agreement of the Parties.  The Parties agree that the Cost of Goods applicable under the Supply Agreement for the first Contract Year shall be the amounts set forth on Schedule 5.04(a).  For purposes of this Section 5.04, the term “Products” shall not include diltiazem or Products sold under the Tiazac(R) trademark.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(b)           Notwithstanding the foregoing, if and to the extent Forest does not or is unable to supply a Product to Caraco for any reason (including an inability to supply because a Product does not meet applicable quality requirements) in accordance with the Supply Agreement or through a Third Party,  Caraco shall be entitled to the offset provided pursuant to this Section for its Lost Profit with respect to such Product and the True-Up Payment, if any, with respect to such Product pursuant to Section 5.04(c) as its sole and exclusive remedy for such failure to supply, as set forth below and in subsection (c) as follows:

(i)           Caraco may offset against future Royalty payments due to Forest hereunder an amount equal to Caraco’s Lost Profit caused by such failure to supply (the actual amount of such offset against Royalties referred to herein as the “Offset Amount”) during the period in which Forest is required to supply Caraco with Products hereunder (i.e., up to ten (10) years from the Closing Date).

(ii)           For purposes of this Section, “Lost Profit” shall be calculated Quarterly in arrears by subtracting from [* * *]

(iii)           For purposes of this Section 5.04(b), “Caraco Net Profit” with respect to a Product shall have the meaning set forth in the annual sales and net profit projections (the “Projections”) for the relevant period as reasonably agreed to by the Parties and consistent with the sales forecasts delivered by Caraco under the Supply Agreement, but without taking into account any projected or actual failure or inability of Forest to supply Product to Caraco.

(iv)           To illustrate the calculation contemplated by clause (ii) above: [* * * ]

(v)           The Projections for the first Contract Year are attached as Schedule 5.04(b) which has been agreed to by the Parties.  Notwithstanding Section 5.04(b)(iii), the Projections for any Product (other than rimantadine) which has not been supplied or has been supplied in a de minimis amount during a Contract Year will remain the same for any subsequent year (but reduced in the second Contract year, pro rata, by the interim period included in the first Contract Year).  The estimated offsets provided pursuant to this Section will be trued-up annually as follows:  if the cumulative Royalties withheld by Caraco pursuant to this Section 5.04(b) in respect of any Contract Year as an offset against Royalties due Forest with respect to such Contract Year exceed Caraco’s Lost Profit for such year, Caraco shall pay to Forest the amount of such excess within 45 days following the end of such Contract Year. Notwithstanding the above, the first true-up will occur at the end of the second Contract Year. For purposes of the true-up provided in the foregoing sentences, Lost Profits shall be calculated Quarterly.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(c)           At the end of the second Contract Year (and at the end of each Contract Year thereafter), the Parties shall determine the aggregate amount, if any, that the Lost Profit calculated pursuant to Section 5.04(b) in respect of the first two Contract Years (or such subsequent Contract Year, as the case may be), exceeded the Offset Amount in respect of the relevant period.  In the event Lost Profit exceeded the Offset Amount (the “Shortfall”), Forest will make a cash payment in an amount equal to such Shortfall (the “True-Up Payment”) to Caraco within 45 days following the end of the relevant period.  In the event a True-Up Payment is payable with respect to the first two Contract Years, Forest shall, together with such True-Up Payment, pay interest on the Shortfall (determined with respect to the first Contract Year) in respect of the first Contract Year, if any, from the date which is 45 days after the end of the first Contract Year to the date of payment at the Agreed Rate in effect from time to time.

5.05.        Notices of Certain Events.  Forest shall promptly notify Caraco of:

(a)           any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or any other Transaction Document;

(b)           any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement or any other Transaction Document; and

(c)           any actions, suits, claims, investigations or proceedings commenced relating to Forest or the Purchased Assets that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.07.

5.06.        Conduct of the Business.  From the date hereof until the Closing Date, Forest shall, and shall cause its Affiliates to, continue to maintain and use the Purchased Assets and market and sell the Products in the ordinary course consistent with past practice. Without limiting the foregoing, between the date hereof and the Closing Date, without the consent of Caraco Forest shall not:

(a)           Fail to exercise any rights of renewal with respect to any Assigned Contract or Registration that by its terms would otherwise expire; or

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(b)           Settle or compromise any claim or take or fail to take any action if any such settlement, compromise, act or failure to act could reasonably be anticipated to have a Material Adverse Effect.

6.             COVENANTS OF CARACO

6.01.         Access; Royalty Verification; Forest Confidentiality.

(a)           On and after the Closing Date but no more than once in any twelve (12) month period, Caraco will promptly afford to Forest and its agents reasonable access on reasonable prior notice during business hours to its properties, books, records, employees and auditors to the extent necessary to permit Forest to determine any matter relating to the Purchased Assets which arose prior to the Closing Date; provided that any such access by Forest shall not unreasonably interfere with the conduct of the business of Caraco.

(b)           Without limiting the generality of the foregoing, Caraco shall maintain, and shall require its Affiliates, distributors and licensees to maintain, books and records which accurately reflect Net Sales, any Offset Amount or Shortfall and the underlying information used to calculate figures, including number of units sold, for a period of at least five (5) years after the end of the period to which they relate.  Forest shall have the right, at its own expense, by an accountant or other authorized representative to which Caraco shall have no reasonable objection (the “Initial Auditor”), to inspect, audit and copy such books and records no more than once in any twelve (12) month period upon reasonable notice solely for purposes of verifying the Royalties payable to Forest hereunder, the Offset Amount and Shortfall, if any.  Such inspection shall be at Forest’s sole expense; provided, however, that in the event the inspection determines that Royalties have been underpaid, Caraco shall promptly make the appropriate payments or refunds to correct such underpayment and if an underpayment was by [* * *] or more of the amount of the relevant Royalty as calculated by Caraco, Caraco will be responsible for the costs of the Initial Auditor.  In the event Caraco disputes a finding by the Initial Auditor of an underpayment,  Caraco’s obligation to pay the costs of the Initial Auditor shall be suspended and the Parties shall retain a reputable accounting firm selected by the mutual agreement of the Parties in good faith (the “Review Auditor”), which firm shall review the Initial Auditor’s findings to determine if such auditor’s determination was accurate.  The fees and expenses payable to the Review Auditor shall be paid by Caraco, provided that if the Review Auditor determines that Royalties have not been underpaid, Forest will be responsible for the costs of such review inspection or audit in addition to the costs of the Initial Auditor.

(c)           Forest will hold, and will use its best efforts to cause its Representatives to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Applicable Law, all confidential documents and information concerning Caraco which may be disclosed to it in the course of the exercise of its rights pursuant to this Section.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

6.02.         Notices of Certain Events.  Caraco shall promptly notify Forest of:

(a)           any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or any other Transaction Document;

(b)           any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement or any other Transaction Document; and

(c)           any actions, suits, claims, investigations or proceedings commenced relating to Forest or the Purchased Assets that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.05.

6.03.         Product Manufacture.  With respect to each Product other than diltiazem AB-rated to Tiazac(R)  or Products sold under the Tiazac(R) trademark, Caraco shall use Commercially Reasonable Efforts to assume diligently the commercial manufacture of the Products following the Closing Date.  For the sake of clarity, Caraco’s inability despite its use of Commercially Reasonable Efforts to commence manufacturing due to failure to obtain FDA approval for any Product or for its facility(ies) shall not be deemed to be a breach of its obligations under this Section.  The parties agree that Caraco is not precluded from using a Third Party to commercially manufacture the Products.

6.04.        Commercialization Diligence.  From and after the Closing Date, Caraco shall, and shall cause its Affiliates which are participating in the commercialization of the Products under this Agreement to, use Commercially Reasonable Efforts to market and sell the Products.  Caraco shall have the right to cease the production, marketing or sale of any Product directly or indirectly by it if Caraco has determined in its sole discretion that, based on its level of profitability, selling the Products is no longer commercially reasonable provided that (i) Caraco has provided Forest with reasonable written evidence of such level of profitability, and (ii) Caraco has previously conferred in good faith with Forest regarding possible alternatives to the cessation of the production, marketing and sale of such Product, including, for example, negotiating a revised royalty rate or a sale of the Products to a third party in accordance with Section 6.06 or Section 11.05.  Upon the cessation of the production, marketing or sale of any Product by Caraco, Caraco shall, upon Forest’s request, assign, transfer and deliver to Forest   [* * *] the Product Intellectual Property relating to any such discontinued Product and Forest shall thereafter be free to commercially exploit such Product Intellectual Property; provided that (a) in the event Forest would like to acquire any improvements to the Product Intellectual Property developed by Caraco following the Closing, Caraco and Forest shall negotiate in good faith appropriate compensation to Caraco for such improvements, and (b) in connection with such assignment and transfer Forest shall indemnify Caraco and its Affiliates with respect to such Product in the same manner and to the same extent Caraco is required to indemnify Forest hereunder with respect to such Product pursuant to Section 9.02. For the avoidance of doubt, it is understood that each Party shall retain all responsibility and liability for any claims related to Product design or infringement of the Product Intellectual Property arising from acts or omissions occurring only during any period in which such Party held the right to commercialize the Products hereunder and not for any period prior or subsequent to such Party’s right to commercialize the Products.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

6.05.        Exclusivity. With respect to each Product other than diltiazem AB-rated to Tiazac(R)   or Products sold under the Tiazac(R) trademark, Caraco agrees that for a period of [* * *] years following the Closing Date, without the prior written consent of Forest, neither Caraco nor any of its Affiliates shall engage either directly or indirectly, as a principal or for its own account or solely or jointly with any Third Party, or as a stockholder, member, equity owner, consultant or in any other capacity in any corporation or joint stock association or in any other entity, in the clinical development, commercialization or marketing in the United States (including its territories and possessions) of a Competing Product, provided that in lieu of complying with the foregoing requirement, Caraco may elect to clinically develop, commercialize or market a Competing Product, Royalties payable hereunder shall be payable to Forest with respect to net sales of such Competing Product (calculated in the same manner as Net Sales of a Product) for the [* * *] year period following the Closing Date based on the royalty rates applicable to the corresponding Product as set forth in Section 2.09.  In the event Caraco elects to so commercialize or market a Competing Product, Caraco shall provide Forest with prior written notice reasonably in advance of its introduction of such new product, and provided Caraco is using Commercially Reasonable Efforts to sell the Competing Product during the [* * *] year period following the Closing Date, Section 6.04 will be inapplicable with respect to the related Product and Caraco may cease to commercialize the related Product without any obligation to negotiate with Forest for the return of the same.

If any of the terms contained in this Section shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other terms in this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  It is the intention of the Parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by Applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under Applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such Applicable Law.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

6.06.        Transfers and Assignments of Purchased Assets. Neither Caraco nor its Affiliates may transfer or assign any of the Purchased Assets to a Third Party without (a) Forest’s prior written consent, which may not be unreasonably withheld (it being agreed that it would be unreasonable for Forest to withhold its consent in connection with a transfer of the Purchased Assets by Caraco to the extent such transfer is required by a Governmental Authority), and (b) the prior agreement of the transferee or assignee to perform all of the obligations of Caraco and its Affiliates set forth herein with respect to such transferred or assigned Purchased Assets (e.g., if any Product is the subject of such transfer or assignment, the agreement to pay all Royalties with respect to such Product).  No transfer or assignment pursuant to this Section 6.06 shall relieve, release or discharge Caraco’s duties, obligations and liabilities hereunder with respect to such transferred or assigned Purchased Assets.

7.             COVENANTS OF FOREST AND CARACO; OTHER AGREEMENTS

7.01.        Confidentiality.

(a)           From and after the date hereof, Caraco and its Affiliates will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents (collectively, “Representatives”) to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Applicable Law, all confidential documents and information which Forest has furnished to Caraco, its Affiliates or its Representatives in connection with the transactions contemplated by this Agreement, except to the extent that such documents or information (a) can be shown to have been (i) previously known on a nonconfidential basis by Caraco, (ii) in the public domain through no fault of Caraco or (iii) later lawfully acquired by Caraco from sources other than Forest or (b) are included in the Purchased Assets and have been purchased by Caraco pursuant to Section 2.01; provided that Caraco may disclose such information to its Representatives in connection with the transactions contemplated by this Agreement so long as such Persons are informed by Caraco of the confidential nature of such information and are directed by Caraco to treat such information confidentially.  Caraco shall be responsible for any failure to treat such information confidentially by such Persons.  If this Agreement is terminated, Caraco and its Affiliates will, and will use their best efforts to cause their respective Representatives to, destroy or deliver to Forest, at Caraco’s sole expense, all documents and other materials, and all copies thereof, obtained by Caraco or its Affiliates or on their behalf from Forest in connection with this Agreement that are subject to such confidence.

(b)           From and after the date hereof, Forest and its Affiliates will hold, and will use their best efforts to cause their respective Representatives to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Applicable Law, all confidential documents and information which Forest has furnished to Caraco, its Affiliates or its Representatives in connection with the transactions contemplated by this Agreement, except to the extent that such documents or information are (i) known on a nonconfidential basis by Forest following the Closing Date, (ii) in the public domain through no fault of Forest or (iii) later lawfully acquired by Forest from sources other than Caraco; provided that Forest may disclose such information to its Representatives in connection with the transactions contemplated by this Agreement so long as such Persons are informed by Forest of the confidential nature of such information and are directed by Forest to treat such information confidentially.  After the Closing, Forest and its Affiliates will, and will use their best efforts to cause their respective Representatives to, destroy or deliver to Caraco, upon Caraco’s request and at Forest’s sole expense, all such information that is subject to such confidence, provided however, Forest may retain a copy of all documents or materials included in the Purchased Assets for archival purposes, for purposes of fulfilling its obligations under this Agreement and under Applicable Law and to the extent such documents or materials include or relate to Retained Assets or Retained Liabilities.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

7.02.        Further Assurances.  Subject to the terms and conditions of this Agreement, Caraco and Forest will use their Commercially Reasonable Efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Law to consummate the transactions contemplated by this Agreement and the other Transaction Documents.  Forest and Caraco agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and the other Transaction Documents and to vest in Caraco good title to the Purchased Assets.  In the event that after the Closing Caraco requests additional information, data or documentation to transfer technology related to the Products, Forest shall cooperate with such transfer.  Caraco shall reimburse Forest for the directly allocable costs (including internal costs but excluding, corporate, general or administrative overheads) incurred by Forest in providing such services, as determined in accordance with Forest’s standard cost accounting policies consistently applied.

7.03.        Chargebacks and Credits.  All Chargebacks or Credits with respect to sales of the Products which were recognized prior to the Closing pursuant to a Customer Agreement or with respect to sales of the Products for which Forest or any of its Affiliates received the purchase price thereof shall be for the account of Forest or its Affiliates and all Chargebacks or Credits with respect to sales of the Products, including sales made pursuant to Section 2.02, which are recognized after the Closing pursuant to a Customer Agreement or with respect to which the Products were sold by or on behalf of Caraco shall be for the account of Caraco.  For the avoidance of doubt, the Parties agree that the Party that ultimately receives the benefit of the underlying sale of the applicable Product shall be responsible for handling and paying any related Chargeback or Credit.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Notwithstanding the preceding, in light of the difficulties of determining which Party may have sold Product which is the subject of a wholesaler Chargeback or Credit as to which lot numbers are not included in the relevant Chargeback invoice, the Parties agree to assign responsibility for such Chargebacks and Credits (“Unidentified Claims”) as follows: all such Unidentified Claims with respect to wholesaler invoices to the trade dated on or before the date which is the Closing Date plus the Trade Channel Days shall be for the account of Forest or its Affiliates and all such Unidentified Claims with respect to wholesaler invoices to the trade dated after such date shall be for the account of Caraco.  In addition, the responsibility for the allocation of wholesaler corrections and customer re-bills, irrespective of when received by Forest or Caraco, shall be allocated in accordance with the preceding provisions based upon the date for the wholesaler invoice which originally reflected the sales to which such correction or re-bill is made.  The Parties will cooperate in good faith and share all relevant wholesaler data so as to be able to allocate the responsibility for Chargebacks and Credits in accordance with the foregoing and to verify such allocations.

7.04.        Closing Date Inventory Receivables.  From and after the Closing Date, to the extent that Caraco does not relabel, at it sole cost and expense, any Closing Date Inventory with its or its Affiliate’s National Drug Code number and such Closing Date Inventory is delivered to a Customer for sale by or on behalf of Caraco, Forest shall promptly remit to Caraco any payment amounts received by it or any of its Affiliates from any such Customer with respect to such Closing Date Inventory.  Forest may invoice Caraco for the direct cost of processing such remittances.

7.05.        Medicaid Rebates for Products.

(a)           Forest shall be responsible for Medicaid rebates associated with the first units of Product sold following the Closing Date, up to the aggregate number of units included in the Trade Channel Inventory as set forth on Schedule 1.01(gggg).  All other Medicaid rebates, including, without limitation, Medicaid rebates attributable to the Closing Date Inventory, shall be for Caraco’s account.  Subject to compliance with Applicable Law, Caraco shall have the right, but not the obligation, to relabel the Closing Date Inventory with its National Drug Code number at its sole cost and expense.  Forest shall be responsible for the processing and payment of all Medicaid rebates for Trade Channel Inventory and Closing Date Inventory bearing its or its Affiliate’s National Drug Code number; provided, however, Forest shall invoice Caraco for any such rebates representing units in excess of the number of units contained in the Trade Channel Inventory plus the direct cost of processing any such rebates.  Any and all payments due and owing to Forest under this Section shall be paid no later than thirty (30) days following Caraco’s receipt of Forest’s invoice therefor, which invoice shall include reasonable supporting documentation and shall specify: (i) each rebate program to which the rebate is paid, (ii) the period covered by the payment, (iii) the specific amount of the rebate paid to any such programs; and (iv) a reasonable description of the direct cost to Forest of processing such claim.  The parties will cooperate as contemplated in Section 7.09 to ensure a smooth and accurate processing of the Medicaid rebates in accordance with this Section.  Subject only to the foregoing, each Party shall at all times have the exclusive responsibility for the processing and payment of any and all rebates arising from or with respect to Product bearing its National Drug Code numbers.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(b)           The Parties agree that, with respect to Medicaid rebates applicable to Closing Date Inventory sold by Caraco which bears a National Drug Code number of Forest or any of its Affiliates, the “best price” (as defined under the Social Security Act, 42 U.S.C. Sec.1396r-8(c)(1)(C)) and the “average manufacturer price” (as defined under the Social Security Act, 42 U.S.C. Sec.1396r-8(k)(1)) shall be calculated on a Product by Product basis by adding (i) the per unit Cost of Goods of each such Product and (ii) the per unit Royalty due upon the sale of such Product pursuant to the terms hereof.  In furtherance of the foregoing, Caraco will deliver to Forest, within fifteen (15) days after the end of each calendar quarter, the number of units sold and the expiration date of each such Product, each identified by National Drug Code number.  Caraco agrees to provide to Forest any additional data or other information regarding sales or pricing of the Product by Caraco which Forest requests as necessary for the calculation of the “best price,” the “average manufacturer price” and the rebates contemplated in this Section 7.05.  Caraco agrees that Forest may use all information described in this Section 7.05(b) in Forest’s reporting to the Center for Medicaid Services.

7.06.        Federal Government Pricing Programs.  Promptly after the Closing Date, Forest shall notify the Center for Medicaid Services and the Veteran’s Affairs National Acquisition Center (the foregoing being hereinafter collectively referred to as the “Federal Programs”) of Caraco’s distribution rights with respect to the Product, and that as of the Closing Date that Forest will no longer support or sell the Product under any contracts in place with said Federal Programs.  Caraco shall establish its own contractual relationships with the Federal Programs as soon as commercially reasonable, and Forest shall use its reasonable efforts to cooperate with Caraco to assure the smooth transition of federal contracting to Caraco.

7.07.        Recalls; Complaints.  Except as otherwise provided in the Supply Agreement, if any Governmental Authority with applicable jurisdiction shall order, or it shall otherwise become necessary to perform, any corrective action or market action with respect to Products sold by Caraco following the Closing (including, without limitation, any recall, field correction, market withdrawal, stock recovery, customer notice or restriction), while Caraco shall have the exclusive responsibility to appropriately manage such action and shall be responsible for the costs of management of such action, this will not alter the liability of the Party responsible for the recall under this Agreement (including, but not limited to, as set forth in Section 2.04(c)).  Caraco shall also be exclusively responsible for handling all customer complaints, inquiries and similar communications, and, with respect to Product manufactured by Forest, Forest shall cooperate with Caraco, including the completion of an investigation and the preparation and submission of a complaint report to Caraco or its designees.  The preceding shall not be in lieu or limitation of any obligation of indemnity of a Party pursuant to Section 9.02.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

7.08.        Product Returns.  Returns of the Products shall be the responsibility of the Party who delivered, or caused to be delivered, to the customer the lot with respect to which a return has occurred.  From and after the Closing, each Party shall be responsible for, and shall reimburse the other Party for, the invoiced value of the returns of the Product from batches from which any sale has been made by it prior to the Closing Date. Following the Closing Date, Caraco shall be responsible for any price adjustments to Trade Channel Inventory (e.g., shelf stocking adjustments) that are related to any pricing, rebate allowance, promotional or marketing program or activities, special returns policy or special restocking program offered by Caraco.

7.09.        Cooperation with Respect to Chargebacks, Rebates & Returns; Working Group.  The Parties shall cooperate following the Closing (including, without limitation, through tracking and exchange of lot number information and pro-ration of amounts due pursuant to Customer Agreements) from time to time and for such period as may reasonably be required to implement the intended allocation of economic responsibilities set forth in Sections 7.03 through 7.08.  To facilitate such cooperation, the Parties shall establish a working group with appropriate members from each party’s finance departments to facilitate the exchange of commercial information required to allocate responsibility for Chargebacks, Credits, rebates, returns or any other payments or credits required to be made pursuant to pursuant to Sections 7.03 through 7.08.

7.10.        Safety Data.  Each of the Parties hereto shall disclose to the other Party all safety reports and other information (collectively “Safety Data”) which they may from time to time receive or obtain with respect to any adverse drug experiences with respect to the Products, in accordance with a reporting protocol to be mutually agreed by the Parties as promptly as possible following the Closing Date.  From and after the Closing, Caraco shall be responsible for the reporting of Safety Data to regulatory authorities.

7.11.        Regulatory Matters.

(a)           Responsibility for the Product.  From and after the Closing Date, Caraco shall have all post-Closing regulatory responsibilities under applicable laws and regulations, reporting and otherwise, in connection with the Products, except that Forest shall have the authority and responsibility with respect to regulatory matters and compliance with Applicable Law relating to Forest’s manufacture and supply obligations pursuant to Section 5.04(a) and the Supply Agreement referenced therein, including, securing necessary FDA approvals and site transfer approvals.

(b)           Transfer of NDAs and ANDAs; Regulatory Responsibility Transfer.

(i)           On the Closing Date, the Parties shall file with the FDA all of the documents and information required by the FDA to effect the transfer of the Product Intellectual Property, including the NDAs and ANDAs from Forest or any Affiliate of Forest to Caraco or an Affiliate of Caraco designated by Caraco.  Forest shall file and shall cause its Affiliates to file all of the documents and the information required of a former owner, including but not limited to a letter acknowledging the transfer of ownership of the Product Intellectual Property, including the NDAs and ANDAs, and Caraco shall file the information required of a new owner.  Each of Caraco and Forest shall take any and all other actions required by the FDA or other relevant Governmental Authorities, if any, to effect the transfer of the Product Intellectual Property, including the NDAs and ANDAs from Forest or its Affiliate to Caraco or its designated Affiliate as soon as reasonably practicable.  Forest may retain an archival copy of the Product Intellectual property, including the NDAs and ANDAs, including supplements and records that are required to be kept under 21 C.F.R. Sec.314.81.  In addition to the foregoing, the Parties shall file with the FDA any documentation and information required to transfer to Caraco any agency status Forest may have with respect to any in-licensed Products.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(ii)           From and after the Closing Date, Caraco shall assume from Forest or its Affiliate all responsibility for any and all post-Closing fee obligations for holders or owners of approved NDAs and ANDAs relating to the Products, including, but not limited to, those defined under the Prescription Drug User Fee Act of 1992, as the same may be amended from time to time.

(iii)           From and after the Closing Date, Caraco shall assume all regulatory responsibility with respect to the Products including those related to (A) the marketing and promotion of the Product; (B) Adverse Drug Reaction reporting relating to the Products; and (C) the filing of NDAs and ANDAs and/or supplements to NDAs and ANDAs for product line extensions, extensions of the expiry date and additional product claims or additions to the labeling of the Products.

(c)           Communications with Regulatory Agencies.  From and after the Closing Date, Caraco shall have responsibility for all communication with the FDA with respect to the matters relating to the Products.  Notwithstanding the foregoing, during any period in which Forest is responsible for manufacturing a Product or Forest has any liability under Section 5.04(a), Caraco will invite Forest to participate in all interactions between Caraco and the FDA with respect to manufacturing issues, and Forest shall have final decision making authority and responsibility with respect to all regulatory issues relating to manufacturing and supply activities being performed by Forest or its Third Party designee or for which Forest or its Third Party designee is responsible in connection with the supply of Products to Caraco pursuant to Section 5.04(a) or the Supply Agreement referenced therein.  From and after the Closing Date, Forest shall make available to Caraco, copies of all correspondence to or from the FDA or other applicable Governmental Authority relating exclusively to the manufacturing and testing of the Products.  From and after the Closing Date, Forest shall make available to Caraco copies of all regulatory correspondence regarding regulatory warning letters, withdrawal of any Products, and correspondence bearing on the safety and efficacy of the Products and reports of inspection related exclusively to the Products.  To the extent such regulatory correspondence is material and applies to the facility where the Products are manufactured generally or to Forest products in addition to the Products, to the extent practicable Forest shall provide Caraco with redacted copies of such correspondence and in any event, will promptly advise Caraco of its receipt of any such correspondence and will provide a summary of any issues affecting the Products raised by such correspondence.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(d)           Additional Information.  From and after the Closing Date, Forest shall provide to Caraco in a timely manner, but in no event less than sixty (60) days prior to the due date of Caraco’s annual report to the FDA with respect to the Products, all information (in written form) which Caraco reasonably requests regarding the manufacture of the Products which may be needed for Caraco to comply with applicable annual reporting requirements of the FDA and Applicable Laws.

7.12.        Reporting Information.  From time to time after the Closing, the Parties hereto shall deliver to each other such information and data concerning the transactions contemplated hereby as either Party may reasonably request which is required to enable such Party to complete and file all national, state and local forms, filings or other required reports required to be filed or made by it pursuant to Applicable Law and to complete all customary tax and accounting procedures and otherwise to enable such Party to satisfy its internal accounting, tax and other requirements.

7.13.        Certain Filings.  Forest and Caraco shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, including filings under the HSR Act, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers, including, the prompt filing of the Settlement Agreement and the agreements ancillary to the Settlement Agreement, including the Transaction Documents, to the Federal Trade Commission and the Department of Justice pursuant to Section 1112 of the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, as amended and, if necessary, the prompt filing or submission of any notifications or additional information required or requested pursuant to the HSR Act.

7.14.           Public Announcements.  The Parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press releases and public statements the making of which may be required by Applicable Law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.  Nothing herein shall prevent a party from disclosing the terms of this Agreement as required by law, including by filing a copy of the Transaction Documents with the Securities and Exchange Commission.  In the event copies of this Agreement or any other Transaction Documents are to be filed with the Securities and Exchange Commission or as otherwise required by Applicable Laws, the disclosing Party shall consult with and shall reasonably consider comments from the non-disclosing Party with respect to proposed redactions, recognizing that the disclosing party shall have final decision making authority with respect to the form and content of the document to be so filed.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

7.15.        WARN Act.  Forest shall provide and be responsible for any notice required, pursuant to the WARN Act and any other state or local applicable plant closing notification law with respect to a mass layoff or plant closing relating to the business of manufacturing, marketing or selling the Products that occurs as a result of or after the Closing, and Forest shall indemnify and hold Caraco and its Affiliates harmless from and against any and all liability relating to any obligations or claims arising from a failure to comply with such notice requirements.

8.             CONDITIONS TO CLOSING

8.01.        Conditions to Obligations of Caraco and Forest.  The obligations of Caraco and Forest to consummate the Closing are subject to the satisfaction or waiver of the following conditions:

(a)           All conditions for the Stipulations and Orders (as such terms are defined in the Settlement Agreement) to be filed pursuant to the Settlement Agreement (other than the closing of the transactions under this Asset Purchase Agreement) have been satisfied;

(b)           No provision of any Applicable Law shall prohibit the consummation of the Closing.

(c)           At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or governmental agency or body of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated by this Agreement or otherwise seeks to modify any of the terms of the transactions contemplated by this Agreement or questions the validity or legality of this Agreement or any of the transactions contemplated by this Agreement.  At the Closing Date, there shall be no action, suit, or proceeding brought by any governmental agency or body pending before any court or governmental agency or body wherein an unfavorable injunction, judgment, order, decree or ruling would restrain or prohibit the consummation of the transactions contemplated by this Agreement or otherwise seeks to modify any of the terms of the transactions contemplated by this Agreement or questions the validity or legality of this Agreement or any of the transactions contemplated by this Agreement.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

8.02.        Conditions to Obligation of Caraco.  The obligation of Caraco to consummate the Closing is subject to the satisfaction of the following further conditions:

(a)           (i) Forest shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date, (ii) the representations and warranties of Forest contained in this Agreement or in any other Transaction Document and in any certificate or other writing delivered by Forest pursuant hereto shall be true at and as of the Closing Date, as if made at and as of such date, with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect and (iii) Caraco shall have received a certificate signed by a duly authorized officer of Forest to the foregoing effect.

(b)           Forest shall have made the deliveries required to be made by it under Sections 2.06 and 2.07.

(c)           All material registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers required to be made, filed, given or obtained with, to or from any governmental authorities in connection with the consummation of the transactions contemplated by this Agreement shall have been made, filed, given or obtained.

(d)           There shall not have been any Material Adverse Effect.

8.03.        Conditions to Obligation of Forest.  The obligation of Forest to consummate the Closing is subject to the satisfaction of the following further conditions:

(a)           (i) Caraco shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Caraco contained in this Agreement or any other Transaction Document and in any certificate or other writing delivered by Caraco pursuant hereto shall be true in all material respects at and as of the Closing Date, as if made at and as of such date, with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect and (iii) Forest shall have received a certificate signed by a duly authorized officer of Caraco to the foregoing effect.

(b)           Caraco shall have made the deliveries required to be made by it under Section 2.07.

9.             SURVIVAL; INDEMNIFICATION

9.01.           Survival.  The representations and warranties of the Parties hereto contained in this Agreement shall survive the Closing until [***] from the Closing Date; provided, however, that the representations and warranties of Forest contained in Sections 3.01, 3.02, 3.06, 3.08(a) and the first sentence 3.12 and the representations and warranties of Caraco contained in Sections 4.01 and 4.02 shall survive the Closing indefinitely.  The covenants and agreements of the Parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith, including without limitation, Caraco’s obligations to use Commercially Reasonable Efforts to commercialize the Products, to pay royalties hereunder, and to perform all of the assumed liabilities and obligations, shall survive the Closing indefinitely or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by Applicable Law.  Notwithstanding the preceding, any breach of a covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the Party against whom such indemnity may be sought prior to such time.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

9.02.       Indemnification.

(a)           Effective at and after the Closing, Forest hereby indemnifies Caraco and its Affiliates against and agrees to hold each of them harmless from any and all damage, loss and expense (including reasonable expenses of investigation, experts and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding) (“Damages”) actually suffered by Caraco and its Affiliates arising from Third Party Claims arising out of or otherwise relating to:

(i)            any misrepresentation or breach of warranty (each such misrepresentation and breach of warranty a “Warranty Breach”) or breach of covenant or agreement made or to be performed by Forest pursuant to this Agreement;

(ii)           the Retained Assets or Retained Liabilities (including, any Retained Liabilities that becomes a liability of Caraco and its Affiliates under any common law doctrine of de factor merger or successor liability or otherwise by operation of law).

(iii)           the manufacture, marketing, sale or distribution by Forest or its Third Party designee of the Products prior to the Closing Date, and on or after the Closing Date to the extent arising from Forest’s or its Third Party Designee’s failure to comply with: (a) Applicable Law (including current Good Manufacturing Practices (as set forth in C.F.R. 21 Parts 210 and 211, or any successor law or regulation thereto); (b) the specifications for the Products or the facilities; or (c) any other quality or legal standards applicable under the Supply Agreement, in each case with respect to the manufacturing and supply of Products to be supplied by Forest to Caraco pursuant to Section 5.04(a) hereof; provided that, in no event shall Forest be liable under Section 9.02(a) for any Damages arising from the negligence, strict liability of, or violation of any law by, Caraco, any of its Affiliates or any licensee of Caraco or any of its Affiliates.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(b)           Effective at and after the Closing, Caraco hereby indemnifies Forest and its Affiliates against and agrees to hold each of them harmless from any and all Damages actually suffered by Forest or any of its Affiliates arising from Third Party Claims arising out of or otherwise relating to:

(i)            any Warranty Breach or breach of covenant or agreement made or to be performed by Caraco pursuant to this Agreement;

(ii)           any Assumed Liability; or

(iii)           the manufacture, marketing, sale or distribution of the Products on or after the Closing Date by Caraco or its Third Party designee (including, without limitation, lawsuits, regulatory or other actions or proceedings, recalls, complaints or other Damages incurred with respect to the Product sold by or on behalf of Caraco or any of its Affiliates after the Closing Date, but not to the extent such claim arises from a manufacturing issue for which Forest is required to indemnify Caraco pursuant to Section 9.02(a)(iii) above);

provided that, in no event shall Caraco be liable under Section 9.02(b) for any Damages arising from the negligence, strict liability of, or violation of any law by, Forest or any of its Affiliates, including in connection with Forest’s manufacture of the Products for Caraco.

9.03.        Indemnification Procedures.

(a)           The Party seeking indemnification under Section 9.02 (the “Indemnified Party”) agrees to give prompt notice in writing to the Party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any suit, action or proceeding (a “Claim”) in respect of which indemnity may be sought under such Section.  Such notice shall set forth in reasonable detail such Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party).  The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party.

(b)           The Indemnifying Party shall be entitled to participate in the defense of any Claim brought by any Third Party and, subject to the limitations set forth in Section 9.03(c), shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense.  Each Party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Claim brought by any Third Party and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(c)           If the Indemnifying Party shall assume the control of the defense of any Claim brought by any Third Party in accordance with the provisions of Section 9.03(b), (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such Claim if the settlement does not release the Indemnified Party and its affiliates from all liabilities and obligations with respect to such Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party or any of its affiliates and (ii) the Indemnified Party shall be entitled to participate in the defense of such Claim and to employ separate counsel of its choice for such purpose.  The fees and expenses of such separate counsel shall be paid by the Indemnified Party.

9.04.           Assignment of Claims.  If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Damages pursuant to Section 9.02 and the Indemnified Party could have recovered all or a part of such Damages from a third party other than an insurance company (a “Potential Contributor”) based on the underlying Claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment.

10.           TERMINATION

10.01.      Grounds for Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           By either Party hereto if the Parties (as defined in the Settlement Agreement) have returned to the Court (as defined in the Settlement Agreement) pursuant to Section 6(a) of the Settlement Agreement.

(b)           by mutual written agreement of Forest and Caraco;

(c)           by either Party hereto if the other Party or any of its Affiliates is in breach of the Settlement Agreement or any agreement ancillary to the Settlement Agreement.

(d)           by either Forest or Caraco if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

The Party desiring to terminate this Agreement pursuant to clause 10.01(b) or 10.01(c) shall give notice of such termination to the other Party.

10.02.      Effect of Termination.  If this Agreement is terminated as permitted by Section 10.01, such termination shall be without liability of either Party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other Party to this Agreement; provided that if such termination shall result from the willful (i) failure of either Party to fulfill a condition to the performance of the obligations of the other Party, (ii) failure to perform a covenant of this Agreement or (iii) breach by either Party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all Damages incurred or suffered by the other Party as a result of such failure or breach.  The provisions of Sections 7.01 (Confidentiality), 11.02 (Amendments and Waivers), 11.05 (Successors and Assigns), 11.06 (Governing Law), 11.08 (Dispute Resolution; Arbitration), 11.08 (Limitation of Liability) and 11.09 (Waiver of Jury Trial) shall survive any termination hereof pursuant to Section 10.01.

11.           MISCELLANEOUS

11.01.      Notices.  All notices, requests and other communications to any Party hereunder shall be in writing (including facsimile transmission) and shall be given,

(a)	if to Forest, to:

Forest Laboratories, Inc.
909 Third Avenue
New York, New York 10022
Facsimile: 212-224-6740
Attention: Chief Executive Officer

With a copy to (which copy shall not constitute notice):

Forest Laboratories, Inc.
909 Third Avenue
New York, New York 10022
Facsimile: 212-224-6740
Attention: General Counsel

With a copy to (which copy shall not constitute notice):

Dornbush Schaeffer Strongin & Venaglia, LLP
747 Third Avenue
New York, New York 10017
Facsimile: 212-753-7673
Attention: Melissa E. Cooper, Esq.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(b)	if to Caraco, to:

Caraco Pharmaceutical Laboratories, Ltd.
1150 Elijah McCoy Dr.
Detroit, Michigan 48202
Facsimile: (313) 556-4102
Attention: Daniel H. Movens

With a copy to (which copy shall not constitute notice):

Caraco Pharmaceutical Laboratories, Ltd.
1150 Elijah McCoy Dr.
Detroit, Michigan 48202
Facsimile: (313) 556-4198
Attention: Andrew D. Bos

With a copy to (which copy shall not constitute notice):

Bodman, LLP
1901 St. Antoine Street
Detroit, Michigan 48226
Facsimile: (313) 393-7579
Attention: Fred B. Green

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other Parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

11.02.      Amendments and Waivers.

(a)           Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement, or in the case of a waiver, by the Party against whom the waiver is to be effective.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(b)           No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

11.03.      Expenses.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

11.04.     Transfer Taxes.  All excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar Taxes, levies, charges and fees incurred in connection with the transactions contemplated by this Agreement, if any, shall be borne by Caraco.

11.05.      Successors and Assigns; Assignment.  The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided that (i) Caraco may not assign its rights or delegate its obligations under this Agreement, in whole or in part, without the prior written consent of Forest, which consent shall not be unreasonably withheld, and (ii) Forest may not assign its obligations to manufacture and supply Products to Caraco without Caraco’s prior written consent, which consent may not be unreasonably withheld, and (iii) Forest shall not assign any of its rights to Royalty payments without Caraco’s prior written consent, which consent shall not be unreasonably withheld.  No transfer or assignment pursuant to this Section shall relieve, release or discharge a Party’s duties, obligations and liabilities hereunder.  Any attempted assignment or delegation in violation of this Section shall be void.

11.06.      Relationship Between the Parties.  The Parties’ relationship hereunder, including pursuant to Sections 7.03 through 7.09, is solely that of independent contractors.  This Agreement does not create any partnership, joint venture, agency or similar business relationship between the Parties.  Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.

11.07.      Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of Illinois, without regard to the conflicts of law rules of such state.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

11.08.      Dispute Resolution; Arbitration.

(a)           The Parties recognize that a bona fide dispute as to certain matters may, from time to time, arise during that relates to a Party’s rights and/or obligations under the Transaction Documents (a “Dispute”).  In the event of the occurrence of a Dispute, either Party may, by written notice to the other Party, have such Dispute referred to the respective officers designated below, or their successors, for attempted resolution by good faith negotiation within thirty (30) days after such notice is received.  Such designated officers are as follows:

For Caraco:	Chief Executive Officer
For Forest:	Chief Executive Officer

(b)           In the event of a Dispute arising in connection with any Transaction Document which is not resolved under Section 11.08(a), such Dispute shall be submitted to arbitration under the then existing Commercial Arbitration Rules of the American Arbitration Association.  Unless the Parties otherwise agree in writing, the arbitration proceedings shall be conducted and the arbitrators shall be appointed in accordance with the Rules then in effect, subject to the procedures described in this Section 11.08.

(c)           The arbitration proceedings shall take place in Chicago, Illinois, or such other location as may be mutually agreed by the Parties.  The arbitration will be conducted in the English language.

(d)           The arbitration shall be held before a panel of three arbitrators (the “Arbitrators”).  One Arbitrator shall be chosen by Forest and one Arbitrator shall be chosen by Caraco, and the third Arbitrator shall be chosen by mutual agreement of the Arbitrators chosen by Forest and Caraco.

(e)           Unless the Parties otherwise agree in writing, during the period of time that any arbitration proceeding is pending under this Agreement, the Parties shall continue to comply with all those terms and provisions of this Agreement that are not the subject of the pending arbitration proceeding.

(f)           The award or decision of a majority of the arbitrators pursuant to this Section shall be binding and conclusive on the Parties, provided that the enforcement of such award or decision may be obtained in any court having jurisdiction over the Party against whom such enforcement is sought.  The losing party shall pay all reasonable attorneys fees and costs associated with such arbitration.  If there is any dispute that is not subject to arbitration and for which the United States District Court for the Northern District of Illinois does not have subject matter jurisdiction, the state courts in Illinois shall have jurisdiction.  In connection with any dispute arising out of or in connection with this Agreement that is not subject to arbitration, each Party hereby expressly consents and submits to the personal jurisdiction of the federal and state courts in the State of Illinois.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Nothing contained in this Agreement shall deny any Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing arbitration proceeding.

11.09.       Specific Performance.  The Parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that, with respect to Disputes arising prior to the Closing Date, following the issuance of a decision in an arbitration conducted pursuant to Section 11.08, the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the United States District Court for the Northern District of Illinois or any Illinois State court sitting in Chicago, Illinois, in addition to any other remedy to which they are entitled at law or in equity.

11.10.      LIMITATION OF LIABILITY.

(a)           Each Party’s maximum liability for all Warranty Breaches shall not exceed [* * *] and neither Party shall be liable to the other for Warranty Breaches unless the aggregate amount of Damages with respect to such Warrant Breaches exceeds [* * *] and then only to the extent of such excess, provided, however, that the foregoing limitations of liability shall not apply to the liabilities arising from either Party’s indemnification obligations with respect to Third Party claims pursuant to Section 9.02 or to Forest’s obligations pursuant to Section 5.04(b).

(b)           IN NO EVENT SHALL EITHER PARTY, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, PUNITIVE, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES (INCLUDING ,WITHOUT LIMITATION, LOST PROFITS), WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, ARISING OUT OF OR RELATED TO THIS AGREEMENT; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITIATION OF LIABILITYSHALL NOT APPLY TO THE LIABILITIES ARISING FROM EITHER PARTY’S GROSS NEGLIGENCE OR WILLFULL MISCONDUCT OR LIMIT EITHER PARTY’S INDEMNIFICATION OBLIGATIONS WITH RESPECT TO THIRD PARTY CLAIMS.

11.11.      WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

11.12.      Counterparts; Effectiveness; Third Party Beneficiaries.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  Any counterpart may be signed and transmitted by facsimile with the same force and effect as if such counterpart was an ink-signed original.  This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Party hereto. Until and unless each Party has received a counterpart hereof signed by the other Party hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the Parties hereto and their respective successors and assigns.

11.13.      Representation by Legal Counsel.  Each Party hereto represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting.  In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party which drafted such terms and provisions.

11.14.      Entire Agreement.  This Agreement and the other Transaction Documents constitute the entire agreement between the Parties with respect to the subject matter of hereby and thereby and supersedes all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of this Agreement and the other Transaction Documents.  Notwithstanding the foregoing, the Settlement Agreement shall be deemed of equal dignity to this Agreement and this Agreement shall be construed together with the Settlement Agreement in a consistent manner as reflecting a single intent and purpose.

11.15.      Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

11.16.      Disclosure Schedules.  Forest has set forth information on the Forest Disclosure Schedule in a section thereof that corresponds to the section of this Agreement to which it relates.  A matter set forth in one section of the Forest Disclose Schedule need not be set forth in any other section so long as its relevance to such other section of the Forest Disclosure Schedule or section of the Agreement is reasonably apparent on the face of the information disclosed therein to the Person to which such disclosure is being made.  The parties acknowledge and agree that (i) the schedules to this Agreement may include certain items and information solely for informational purposes for the convenience of the Person to which such disclosure is being made and (ii) the disclosure by Forest of any matter in the Forest Disclosure Schedules shall not be deemed to constitute an acknowledgment by Forest that the matter is required to be disclosed by the terms of this Agreement or that the matter is material.

[SIGNATURE PAGE FOLLOWS]

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FOREST LABORATORIES, INC. By: /s/ Howard Solomon
Name: Howard Solomon Title: Chairman and CEO

CARACO PHARMACEUTICAL LABORATORIES, LTD. By: /s/ Daniel H. Movens
Name: Daniel H. Movens Title: CEO

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Forest Laboratories, Inc.
909 Third Avenue
New York, NY 10022

September 8, 2009

Caraco Pharmaceutical Laboratories, Ltd.
1150 Elijah McCoy Drive
Detroit, Michigan 48202

Re:	That certain Asset Purchase Agreement (the “Agreement”) dated July 10, 2009 by and between Forest Laboratories, Inc. (“Forest”) and Caraco Pharmaceutical Laboratories, Ltd. (“Caraco”)

Gentlemen,

Forest and Caraco have agreed to amend the Agreement in accordance with the following terms and conditions:

1.	The first sentence of the first paragraph of Section 2.07 of the Agreement is amended hereby to read in its entirety as follows:

Unless this Agreement shall have been terminated in accordance with Section 8, the closing (the “Closing”) of the purchase and sale of the Purchased Assets hereunder shall take place at the offices of Dornbush Schaeffer Strongin & Venaglia, LLP, 747 Third Avenue, New York, New York 10017, as soon as possible, but in no event later than fifteen (15) Business Days after satisfaction of the conditions set forth in Section 8, or at such other time or place as Forest and Caraco may agree in writing (the “Closing Date”).

2.	Except to the extent amended hereby, the Agreement remains unmodified and in full force and effect in accordance with its terms.

[SIGNATURE PAGE FOLLOWS]

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Very truly yours,

FOREST LABORATORIES, INC.

By:	/s/ Fancis I. Perier, Jr.
Name: Fancis I. Perier, Jr. Title: Senior Vice President - Finance & CFO

AGREED AND ACCEPTED:

CARACO PHARMACEUTICAL LABORATORIES, LTD.
By:	/s/ GP Singh
Name: Title:	GP Singh Senior Vice President - Business Strategies

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Forest Laboratories, Inc.
909 Third Avenue
New York, NY 10022

September 11, 2009

Caraco Pharmaceutical Laboratories, Ltd.
1150 Elijah McCoy Drive
Detroit, Michigan 48202

Re:
That certain Asset Purchase Agreement dated July 10, 2009, as amended by that certain letter agreement dated September 8, 2009 (as so amended, the “Agreement”), by and between Forest Laboratories, Inc. (“Forest”) and Caraco Pharmaceutical Laboratories, Ltd. (“Caraco”).

Gentlemen,

Forest and Caraco have agreed to amend the Agreement in accordance with the following terms and conditions:

3.	The first sentence of the first paragraph of Section 2.07 of the Agreement is amended hereby to read in its entirety as follows:

Unless this Agreement shall have been terminated in accordance with Section 8, the closing (the “Closing”) of the purchase and sale of the Purchased Assets hereunder shall take place at the offices of Dornbush Schaeffer Strongin & Venaglia, LLP, 747 Third Avenue, New York, New York 10017, as soon as possible, but in no event later than twenty (20) Business Days after satisfaction of the conditions set forth in Section 8, or at such other time or place as Forest and Caraco may agree in writing (the “Closing Date”).

4.	Except to the extent amended hereby, the Agreement remains unmodified and in full force and effect in accordance with its terms.

[SIGNATURE PAGE FOLLOWS]

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Very truly yours,

FOREST LABORATORIES, INC.
By:	/s/ Francis I. Perier, Jr.
Name: Francis I. Perier, Jr. Title: Senior Vice President - Finance & CFO

AGREED AND ACCEPTED:

CARACO PHARMACEUTICAL LABORATORIES, LTD.
By:	/s/ GP Singh
Name: GP Singh Title: Senior Vice President - Business Strategies

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Forest Laboratories, Inc.
909 Third Avenue
New York, NY 10022

September 22, 2009

Caraco Pharmaceutical Laboratories, Ltd.
1150 Elijah McCoy Drive
Detroit, Michigan 48202

Re:
That certain Asset Purchase Agreement dated July 10, 2009, as amended by the letter agreements dated September 8, 2009 and September 11, 2009 (as so amended, the “Agreement”), by and between Forest Laboratories, Inc. (“Forest”) and Caraco Pharmaceutical Laboratories, Ltd. (“Caraco”).

Gentlemen,

Forest and Caraco have agreed to amend the Agreement in accordance with the following terms and conditions:

5.	Section 5.01 of the Agreement is amended hereby to read in its entirety as follows:

Section 5.01. Third Party Notices and Consents; Biovail Consent.  Forest shall, and shall cause its Affiliates to, use their respective reasonable efforts to obtain the Required Consents, and to give notice to all Third Parties to whom such notice is required, to ensure the transfer of the Purchased Assets to Caraco.  In the event that (i) Forest is nonetheless unable to obtain the Biovail Consent, and (ii) all other conditions to Closing hereunder shall have been satisfied or duly waived, then and in such event:

(A)
(1) this Agreement (including all definitions contained herein and all schedules and exhibits attached hereto) shall automatically be deemed to be amended, without the necessity or requirement of any further action by the Parties, to eliminate (except for the purposes of the interpretation of this Section 5.01) any reference to the Diltiazem Products or the Biovail Agreements, it being understood that in such event no rights in respect of the Diltiazem Products or the Biovail Agreements shall be assigned to or acquired by Caraco hereunder and (2) the Closing shall proceed subject to the conditions to Closing set forth in Article 8; provided that the Parties shall not be required to execute and deliver the Assignment and Assumption Agreement as contemplated by Section 2.07; and

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(B)
during the period beginning on the Closing Date and ending six (6) Business Days thereafter, Forest shall continue to use its respective reasonable efforts to obtain the Biovail Consent and (1) if the Biovail Consent is received within such six (6) Business Day period, each Party shall execute and deliver to the other Party the Assignment and Assumption Agreement and the deemed amendments to this Agreement made in accordance with the preceding clause (A) shall, upon the execution and delivery of the Assignment and Assumption Agreement, automatically be deemed to be null and void without the necessity or requirement of any further action by the Parties and Forest’s rights in respect of the Diltiazem Products and the Biovail Agreements shall be assigned to or acquired by Caraco in accordance with and subject to the terms of this Agreement as if they were assigned or acquired at the Closing, or (2) if the Biovail Consent is not received within such six (6) Business Day period, then, upon the expiration of such six (6) Business Day period Forest shall pay to Caraco, by wire transfer of immediately available funds, a sum equal to [* * *], as and for liquidated damages, and not as a penalty, for Forest’s inability to deliver the assets related to the Diltiazem Products, and the Parties agree that the determination of actual damages to Caraco from Forest’s inability to obtain the Biovail Consent are difficult to measure and that the amount of such liquidated damages payment is reasonable in light of the anticipated loss to Caraco, representing, among other things, the present value of Caraco’s estimated lost profits from the sale of the Diltiazem Products net of Forest’s incremental costs in connection with its continued distribution of such Products.  Forest agrees that it will not directly or indirectly challenge the reasonableness of such amount.  Caraco agrees that if the Biovail Consent is not so obtained, Forest shall retain all of its rights to and interests in the Diltiazem Products and the Biovail Agreements and shall be relieved of any obligation to transfer the same to Caraco.  Caraco and Forest agree that, upon the receipt of the Biovail Consent as contemplated by clause (1) above or the payment of the [* * *] in liquidated damages by Forest to Caraco as contemplated by clause (2) above, the transactions contemplated hereby shall be deemed closed for the purposes of Section 6(b) of the Settlement Agreement.

6.	Except to the extent amended hereby, the Agreement remains unmodified and in full force and effect in accordance with its terms.

[SIGNATURE PAGE FOLLOWS]

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Very truly yours,

FOREST LABORATORIES, INC.

By:	/s/ David F. Solomon
Name: David F. Solomon Title: Corporate Vice President - Business Development and Strategic Planning

AGREED AND ACCEPTED:

CARACO PHARMACEUTICAL LABORATORIES, LTD.
By:	/s/ GP Singh
Name: GP Singh Title: Senior Vice President - Business Strategies

signature page to asset purchase agreement